PURCHASE AND SALE AGREEMENT
(Svärdsjö Project, Sweden)

This Purchase and Sale Agreement (the "Agreement") is made and entered into as of July 20, 2021 among District Metals Corp, a corporation organized under the laws of British Columbia, Canada ("Buyer") and Viad Royalties AB, company identity no. 556786-3500, a company organized under the laws of Sweden ("Seller" and together with the Buyer, the "Parties").

Recitals

 A. Seller is the legal and beneficial owner of the mineral licenses comprising the Svärdsjö exploration project located in Bergslagen, Sweden as more particularly described in Exhibit A hereto (the "Project").

 B. The Buyer desires to purchase the Seller's interest in Project from the Seller, and the Seller desires to sell Seller's interest in the Project to Buyer, on the terms and subject to the conditions set forth in this Agreement.

THEREFORE, for good and valuable consideration, and the mutual promises set forth in this Agreement, Seller and Buyer agree as follows:

Agreement

ARTICLE I
DEFINITIONS, INTERPRETATION

1.1 Definitions.  In addition to the capitalized terms defined elsewhere in this Agreement, the following terms shall have the following meanings:

"Affiliate" means, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with, such Person, with "control" for such purposes meaning the possession, directly or indirectly, of the power to direct or cause the direction of  management and policies of a Person, whether through direct or indirect ownership of voting securities or voting interests, by contract or otherwise.

"Approval Requests" has the meaning set forth in Section 6.2(a).

"Business Day" means any day other than Saturday, Sunday or a day on which banking institutions in both Vancouver, British Columbia, Canada, and the City of Stockholm, Sweden, are required or authorized to be closed.

"Buyer" has the meaning set forth in the Preamble;

"Buyer Shares" means common shares in the capital of the Buyer.

"Cash Consideration" has the meaning set forth in Section 2.2(d).

"Change of Control" means, in respect of the Buyer (i) the acquisition by a person or group of persons acting jointly or in concert of voting control or direction over 50% or more of Buyer's Shares, or (ii)  the consolidation or merger of the Buyer with or into another entity as a result of which the holders of the Buyer's Shares immediately prior to such transaction, directly or indirectly, hold less than 50% of voting control or direction over the entity carrying on the business of the Buyer following such transaction.

"Consideration Shares" has the meaning set forth in Section 2.2(a).

"Closing" has the meaning set forth in Section 6.1.

"Closing Date" means the date on which the Closing occurs.

"Contract" means any written contract, mortgage, deed of trust, bond, indenture, lease, license, note, franchise, certificate, option, warrant, right or other written instrument, document, obligation or agreement.

"Development Decision" means a decision by the board of directors of the Buyer to approve a development program on the Project as evidenced by written minutes.

"Effective Date" means July 20, 2021.

"Encumbrance" means any mortgage, deed of trust, security interest, pledge, charge, lien, right of first refusal, right of first offer, other preferential right, profits interest, net profits interest, royalty interest, overriding royalty interest, conditional sale or title retention agreement, or other similar burden.

"Environmental Laws" means Legal Requirements applicable to reclamation or restoration of property; abatement of pollution; protection of the environment; protection of wildlife, including endangered species; ensuring public safety from environmental hazards; protection of cultural or historic resources; management, storage or control of hazardous materials and substances; releases or threatened release of Regulated Substances into the environment, including ambient air, surface water and groundwater; and all other Legal Requirements relating to the manufacturing, processing, distribution, use, treatment, storage, disposal, handling or transport of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes.

"Exchange" means the TSX Venture Exchange.

"Exchange Approval" means written confirmation by the Exchange of conditional acceptance of the transactions contemplated by this Agreement.

"Existing Data" means, collectively, all maps; geological, geochemical and geophysical reports and data; drill logs and other drilling data; core, pulps, reports, surveys, assays, analyses, production reports, operations, technical, accounting and financial records, and other material information relating to the Project before the Effective Date.

"Exploration Expenditures" means all direct and indirect costs and expenses incurred in the conduct of exploration, evaluation and development activities on or in relation to the Project, including, without limitation expenditures incurred:

(a) in preparing for and in the application for and acquisition of environmental and other permits necessary or desirable to commence and complete exploration and development activities on the Project;

(b) in doing geochemical, geophysical and geological surveys, and metallurgical testing, including costs of assays, metallurgical tests and other tests and analyses to determine the quantity and quality of minerals, water and other materials or substances;

(c) in searching for, digging, drilling, trenching, sampling, assaying, testing, working, developing, mining or extracting minerals;

(d) in the preparation of work programs and the presentation and reporting of data and the other results thereof, including any program for the preparation of a NI 43-101 technical report, feasibility, engineering or other studies, evaluations or reports on or with respect to the Project;

(e) for environmental remediation and rehabilitation of the Project area;

(f) in acquiring equipment or machinery or in constructing facilities, or the transportation and use thereof, and for all parts, supplies and consumables for use in connection with the Project ;

(g) for salaries and wages (including fringe benefits and other reasonable employment benefits (but for certainty excluding any stock based compensation), whether or not required by law) relating to exploration, evaluation or development of the Project;

(h) travel expenses of all Persons engaged in work with respect to and for the benefit of the Project (which shall not include investor relations activities), including expenses for their food, lodging and other reasonable needs;

(i) payments to contractors or consultants for work done, services rendered or materials supplied in respect of the Project;

(j) the cost of insurance premiums and performance bonds or other security in respect of the Project;

(k) taxes, rentals, payments and expenditures required to keep the Project in good standing; and

(l) value added tax related to Exploration Expenditures defined in (a)-(k) above, incurred by Buyer in Sweden that is not able to be refunded.

"Force Majeure Event" means any event or cause beyond the reasonable control of Buyer, whether foreseeable or unforeseeable, which prevents the Buyer from, or delays it in, performing its obligations in connection with the Exploration Expenditures, and would include, without limitation, strike, lock-out, epidemic, drought, fire, explosion, flood, earthquake, sink hole, riot, war, terrorism, accident, act of God, embargo, legislation, shortage of or a breakdown in materials or transportation facilities, civil commotion, unrest or disturbances (whether localized in relation to the location of the Project or otherwise), disputes with communities or other stakeholders related to licences or the Project, cessation of labour, government interference or control (including laws, regulations, orders, regulations, orders, proclamations or requests of any Governmental Authority), government inaction, failure to obtain or delays in obtaining any required permits or governmental approvals (unless resulting from a failure of the Buyer to comply with Legal Requirements or to make a proper application), or any other cause or contingency reasonably beyond the control of the Buyer. A Force Majeure Event shall not delay or modify a Party's obligation to make payment of its obligations when due.

"Governmental Authority" means any domestic or foreign government including the governments of Canada, Sweden and any other country or sovereign entity, any state, commonwealth, territory, or possession thereof, and any political subdivision thereof, any quasi-governmental authority of any of the same, including but not limited to courts, tribunals, departments, commissions, boards, bureaus, agencies, counties, municipalities, provinces, parishes, other instrumentalities and bodies exercising any administrative, executive, judicial, legislative, police, regulatory, expropriation or taxing authority, domestic or foreign, or self-regulatory organization or stock exchange having jurisdiction in the relevant circumstances and includes the Exchange and IIROC (Canada).

"Governmental Permits" means all franchises, approvals, authorizations, permits, licenses, easements, registrations, qualifications, leases, variances and similar rights obtained from any Governmental Authority with respect to the Project.

"Judgment" means any judgment, writ, order, injunction, award, or decree of any court, judge, justice, magistrate or arbitrator, including any bankruptcy court or judge, and any order of or by any Governmental Authority.

"Knowledge" with respect to any matter refers to the actual knowledge, after due inquiry, of: (i) the current officers and directors of Seller and EMX Royalty Corporation (in the case of Seller); and (ii) the current officers and directors of Buyer (in the case of Buyer).

"Legal Requirements" means applicable common law and any statute, ordinance, code or other law, rule, regulation, order, requirement, or procedure enacted, adopted, promulgated, applied, or followed by any Governmental Authority, including any Judgment.

"Liabilities" means all obligations, liabilities and commitments of any nature, whether known or unknown, express or implied, primary or secondary, direct or indirect, liquidated, absolute, accrued, contingent or otherwise and whether due or to become due.

"Licenses" means, collectively, the licenses comprising the Project as set forth in Exhibit A.

"Litigation" means any claim, action, suit, proceeding, arbitration, investigation, hearing, or other activity or procedure that could result in a Judgment.

"Losses" means any claims, losses, liabilities, damages, penalties, costs, and expenses, including but not limited to interest which may be imposed in connection therewith, expenses of investigation, reasonable fees and disbursements of counsel and other experts, and the cost to any Person making a claim or seeking indemnification under this Agreement with respect to funds expended by such Person by reason of the occurrence of any event with respect to which indemnification is sought.

"Mineral Resource" has the meaning ascribed to that term in NI 43-101 (or similar internationally accepted classification).

"Mining Law" means the Swedish Minerals Act of 1991 and all regulations relating thereto.

"NI 43-101" means National Instrument 43-101, "Standards of Disclosure for Mineral Projects" published by the Canadian Securities Administrators, as amended from time to time.

"Party" means Seller and Buyer, and each of their respective successors and assigns.

"Permitted Encumbrance" has means, with respect to the Project (a) the governmental royalties payable with respect to Products from the Project as provided by the Mining Law; (b) mechanic's, materialmen's or similar Encumbrances if payment of the obligation is not yet overdue or if overdue is being contested in good faith by appropriate proceedings, (c) Encumbrances for Taxes, assessments, obligations under workers' compensation or other social welfare legislation or other requirements, charges or levies of any Governmental Authority, in each case not yet overdue or if overdue is being contested in good faith by appropriate proceedings, (d) easements, servitudes, rights-of-way and other rights, exceptions, reservations, conditions, limitations, covenants and other restrictions that will not materially interfere with, materially impair or materially impede operations on the Project or the  use of the Project, (e) Encumbrances consisting of (i) rights reserved to or vested in any Governmental Authority to control or regulate the Project, (ii) obligations or duties to any Governmental Authority with respect to any permits and the rights reserved or vested in any Governmental Authority to terminate any such permits or to condemn or expropriate any property, and (iii) zoning or other land use or other similar Legal Requirements; (f) rights of third parties arising under Mining Law; and (g) Encumbrances arising under this Agreement, including the Royalty Agreement.

"Person" means any natural person, Governmental Authority, corporation, private company, general or limited partnership, joint venture, limited liability company, trust, association or unincorporated entity of any kind.

"Preliminary Economic Assessment" or "PEA" means, with respect to the Project, an economic assessment of the mineral potential of the Project meeting the definition of "preliminary economic assessment" set forth in either NI 43-101 or the Joint Ore Reserves Committee (JORC) Code guidance, in either case in force at the relevant date of delivery of the study.

"Proceeding" means any suit, action, dispute, investigation, claim, arbitration, order, summons, citation, directive, charge, demand or prosecution, whether legal or administrative; any other proceeding; or any appeal or application for review; in each case, at law or in equity or before or by any Governmental Authority.

"Products" means all marketable mineral products that are mined, extracted, removed, produced or otherwise recovered from the Project, whether in the form of ore, concentrates, refined metals or any other beneficiated or derivative product, and including any marketable mineral products derived from any processing or reprocessing of any tailings, waste rock or other waste products originally derived from the Project.

"Project" has the meaning set forth in the Preamble.

"Regulated Substances" means all pollutants, contaminants, chemicals, industrial, toxic, hazardous or noxious substances or wastes or any other materials or substances that are now or hereafter prohibited, controlled, prescribed or regulated by any Governmental Authority or applicable Legal Requirements, or the presence or quantity of which now or hereafter requires reporting, monitoring, investigation, removal or remediation by any Governmental Authority or applicable Legal Requirements, including but not limited to:

 (a) any petroleum or petroleum compound (refined or crude), natural gas, natural gas liquids or related hydrocarbons, flammable substance, explosive, radioactive material or any other material or pollutant that poses a hazard or potential hazard to the environment or any Person;

 (b) asbestos or any asbestos-containing material of any kind or character, any materials or substances containing polychlorinated biphenyls or urea formaldehyde insulation;

 (c) any materials or substances designated as a "hazardous waste", "hazardous substance", "toxic pollutant" or "contaminant" under any Environmental Law; and

 (d) any materials or substances that are toxic, explosive, corrosive, flammable, ignitable, infectious, radioactive, reactive, carcinogenic, mutagenic or otherwise hazardous.

"Royalty Agreement" has the meaning set forth in Section 2.2(e).

"Seller" has the meaning set forth in the Preamble.

"Tax" means: (a) any country, state, local, or other tax, charge, fee, duty (including customs duty), levy or assessment, including any income, gross receipts, net proceeds, alternative or add-on minimum, corporation, ad valorem, turnover, real property, personal property (tangible or intangible), sales, use, franchise, excise, value added, stamp, leasing, lease, user, transfer, fuel, excess profits, profits, occupational, premium, interest equalization, windfall profits, severance, license, registration, payroll, environmental, capital stock, capital duty, disability, estimated, gains, wealth, welfare, employee's income withholding, other withholding, unemployment or social security, housing fund contributions, social security contributions, retirement savings fund contributions or other tax or contributions of whatever kind (including any fee, assessment or other charges in the nature of or in lieu of any tax) that is imposed by any Governmental Authority; (b) any interest, fines, penalties or additions resulting from, attributable to, or incurred in connection with any items described in paragraph (a) or any related contest or dispute; and (c) any liability for the Taxes of another Person.

1.2 Interpretation.  As used herein, except as otherwise indicated herein or as the context may otherwise require:

 (a) The words "include," "includes," and "including" are deemed to be followed by "without limitation" whether or not they are in fact followed by such words or words of like import;

 (b) The words "hereof," "herein," "hereunder," and comparable terms refer to the entirety of this Agreement, including the Exhibits hereto, and not to any particular article, section, or other subdivision hereof or Exhibit hereto;

 (c) Any pronoun shall include the corresponding masculine, feminine, and neuter forms;

 (d) The singular includes the plural and vice versa;

 (e) References to any agreement or other document are to such agreement or document as amended, modified, supplemented, and restated now or hereafter from time to time;

 (f) References to any statute or regulation are to it as amended, modified, supplemented, and restated now or hereafter from time to time, and to any corresponding provisions of successor statutes or regulations;

 (g) Except as otherwise expressly provided in this Agreement, references to "Article," "Section," "preamble," "recital," or another subdivision or to an "Exhibit" are to an article, section, preamble, recital or subdivision hereof or an "Exhibit" hereto;

 (h) References to any Party, person or entity include the successors and permitted assigns of such Party, person or entity;

 (i) Any reference herein to a "day" or number of "days" (without the explicit qualification of "business") shall be deemed to refer to a calendar day or number of calendar days;

 (j) If any action or notice is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action or notice may be taken or given on the next succeeding Business Day;

 (k) Any financial or accounting terms that are not otherwise defined herein shall have the meanings given thereto under generally accepted accounting principles;

 (l) The word "or" includes "and/or"; and

 (m) All dollar amounts (indicated by the use of "$" or otherwise) shall be interpreted as referring to the lawful currency of Canada.

1.3 Schedules.  The following are the Schedules attached to and incorporated in this Agreement by reference and deemed to be a part hereof:

Schedule A - Svärdsjö Project

Schedule B - Form of Royalty Agreement

ARTICLE II
Purchase and Sale; Consideration

2.1 Covenant of Purchase and Sale.  Subject to the terms and conditions set forth in this Agreement, for the consideration described below, at Closing, Seller shall sell and convey a 100% legal and beneficial title and interest in and to the Project to the Buyer or a wholly owned subsidiary of the Buyer, as directed by the Buyer prior to Closing, free and clear of all Encumbrances other than Permitted Encumbrances, and Buyer shall purchase the Project from Seller.

2.2 Consideration.  As the consideration for the Project, at Closing:

 (a) Buyer shall deliver to Seller or, its designee, 1,659,084 Buyer Shares (the "Consideration Shares") which, when combined with all other Buyer Shares owned or controlled by EMX Royalty Corporation and its Affiliates as of the Effective Date, would represent an aggregate 9.9% equity ownership interest in Buyer (on a non-diluted basis as of the Effective Date), and which Consideration Shares will be subject to such resale restrictions as may be imposed by applicable securities laws;

 (b) Buyer shall grant Seller a 2.5% net smelter returns royalty with respect of the Project and including annual advance royalty payments of $25,000 commencing on the third (3rd) anniversary of the Closing, with each advance royalty payment increasing by $10,000 per year until reaching $75,000, on substantially the terms set forth in Exhibit B (the "Royalty Agreement");

 (c) Buyer shall pay or cause to be paid to Seller $2,500 in immediately available funds representing reimbursement for pre-payments of mineral license fees made by the Seller (the "Fee Consideration"); and

 (d) Buyer shall pay or cause to be paid to Seller $35,000 in immediately available funds representing part of the consideration for the Licenses (together with the Fee Consideration, the "Cash Consideration").

ARTICLE III
Representations and Warranties

3.1 Seller's Representations and Warranties.  Seller represents and warrants to Buyer as follows:

 (a) Organization.  The Seller is a company duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation, and has all requisite power and authority to own, lease and dispose of the properties and assets it currently owns and leases, including the Licenses, and to conduct its activities as such activities are currently conducted.

 (b) Ownership: Seller is a wholly-owned subsidiary of EMX Royalty Corporation, a corporation existing under the laws of British Columbia.

 (c) Authority.  The of Seller has all requisite power and authority to execute, deliver and perform this Agreement and consummate the transactions contemplated by this Agreement.  The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement on the part of Seller have been duly and validly authorized by all necessary action on the part of Seller.  This Agreement has been duly and validly executed and delivered by Seller and is the valid and binding obligation of Seller, enforceable against Seller in accordance with its terms.

 (d) Capacity. The Seller has the legal capacity and competence to enter into and execute this Agreement and to take all actions required pursuant hereto.

 (e) Ownership of Licenses.

(i) Subject to the Permitted Encumbrances, and the paramount ownership by the Government of Sweden, Seller is the legal and beneficial owner of a 100% interest in the Licenses.

(ii) All of the Licenses have been properly located and recorded in compliance with Legal Requirements and are comprised of valid and subsisting mineral claims.

(iii) The Licenses are in good standing under all applicable Legal Requirements and all work required to be performed and filed in respect thereof has been performed and filed, all Taxes, rentals, fees, expenditures and other payments in respect thereof have been paid or incurred and all filings in respect thereof have been made.

(iv) There is no material adverse claim against or challenge to the title to or ownership of any of the Licenses.

(v) Subject to the paramount ownership by the Government of Sweden, the Seller has the exclusive right to deal with the Licenses.

(vi) Subject to the paramount ownership by the Government of Sweden, no Person other than the Seller has any interest in the Licenses or the production or profits therefrom or any royalty in respect thereof or any right to acquire any such interest.

(vii) There are no material restrictions on the ability of the Seller to use, transfer or exploit the Licenses, except pursuant to the Legal Requirements.

(viii) Seller has not received any notice, whether written or oral, from any Governmental Authority of any revocation or intention to revoke any interest of Seller in any of the claims comprising the Licenses.

 (f) No Conflict; Required Consents.  The execution, delivery and performance by the Seller of this Agreement does not and will not:  (i) conflict with or violate any provision of the constituent documents of Seller; (ii) violate any provision of any Legal Requirements; (iii) constitute a default under any Contract to which the Seller or EMX Royalty Corporation is a party; (iv) result in the creation or imposition of any Encumbrance against or upon any of the Licenses or the Project; or (v) other than governmental approval of the transfer of the Licenses pursuant to the Mining Law, to the knowledge of the Seller, require any consent, approval or authorization of, or filing or delivery of any certificate, notice, application, report or other document with or to, any Governmental Authority or other Person.

 (g) Exclusive Right to Purchase.  No person other than the Buyer has any agreement, option, understanding or commitment, or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement or option for the purchase of any of the Licenses.

 (h) Exclusivity.  To the knowledge of Seller, no Person other than Seller is entitled to carry out reconnaissance, exploration, development, mining or extraction activities on the Licenses with respect to the minerals that are covered by the Licenses.

 (i) Environmental Matters.  The Seller, in respect of the Licenses, has been and is in compliance with all Environmental Laws. The Seller has not received a notice of default under any applicable Environmental Laws relating to the Licenses.  The Seller has not received any notice that it is potentially responsible for any clean-up or corrective action on the property covered by the Licenses. To the knowledge of the Seller, there has been no material spill, discharge, leak, emission, ejection, escape, dumping, or any release or threatened release of any Regulated Substance from, on, in or under the property covered by the Licenses or into the environment as a result of activities of Seller, or to the knowledge of the Seller, any other Person, except releases expressly permitted or otherwise authorized by applicable Legal Requirements. True, accurate and complete copies of all documents, including any certificates or reports, issued, filed or registered on title or with any Governmental Authority, pursuant to Environmental Laws with respect to the Licenses have been provided to the Buyer.

 (j) Litigation.  There is no Litigation pending or, to the knowledge of Seller, threatened, or any Judgment outstanding, against Seller or EMX Royalty Corporation that reasonably could be expected to adversely affect the ability of Seller to perform its obligations under this Agreement or consummate the transactions contemplated by this Agreement.

 (k) Compliance with Applicable Legal Requirements.  Seller has at all times complied with all applicable Legal Requirements.  Seller has not received any notice from any Governmental Authority or any other Person claiming any violation by Seller of any Legal Requirement. The Seller has not received any notice, whether written or oral, from any Governmental Authority of any revocation or intention to revoke any interest of the Seller in any of the Licenses.

 (l) Licenses.  There are no Encumbrances on the Licenses or the Project created by, through or under Seller or, to the knowledge of Seller, any other Person, other than Permitted Encumbrances.  Except for this Agreement, there are no outstanding agreements, options, back-in rights, earn-in rights, rights of first refusal or similar provisions or rights permitting any Person the acquisition of rights to the Licenses, or any portion thereof or which would affect the Seller's interest in the Licenses.

 (m) Money Laundering.  The operations of Seller have been conducted in compliance with financial record-keeping and reporting requirements of applicable Legal Requirements relating to money laundering, and Seller has instituted and maintains policies and procedures designed to ensure continued compliance with such Legal Requirements.

 (n) Corrupt Practices.  Neither Seller nor any of its Affiliates, nor any of their respective officers, directors, employees, advisors or agents, has made any payment, directly or indirectly, in violation of any applicable Legal Requirements prohibiting the payment of undisclosed commissions or bonuses or the making of bribe or incentive payments or other arrangements of a similar nature, including the Corruption of Foreign Public Officials Act (Canada) and the Foreign Corrupt Practices Act (U.S.), and Seller has instituted and maintained policies and procedures designed to ensure continued compliance with such Legal Requirements.

 (o) Disclosure.  Except as limited by Section 3.1(q), to the knowledge of Seller, no representation or warranty by Seller in this Agreement or in any Schedule or Exhibit to this Agreement, or any statement, list or certificate furnished or to be furnished by Seller pursuant to this Agreement, contains or will contain any untrue statement of material fact, or omits or will omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances in which made.

 (p) Bankruptcy.  Neither the Seller nor EMX Royalty Corporation is an insolvent Person within the meaning of the Bankruptcy and Insolvency Act (Canada) (or the analogous legislation in Sweden) and has not made an assignment in favour of its creditors or a proposal in bankruptcy under applicable Legal Requirements to its creditors or any class thereof, and no petition for a receiving order has been presented in respect of it.  Neither the Seller nor EMX Royalty Corporation has initiated Proceedings with respect to a compromise or arrangement with its creditors or for its winding up, liquidation or dissolution.  No receiver or interim receiver has been appointed in respect of the Seller or EMX Royalty Corporation or any of its undertakings, property or assets (including any of the Licenses) and no execution or distress has been levied on any of its undertakings, property or assets (including any of the Licenses), nor has any Proceedings been commenced in connection with any of the foregoing.

 (q) No Other Representations and Warranties.  EXCEPT AS EXPRESSLY STATED IN THIS ARTICLE III, SELLER MAKES NO OTHER REPRESENTATIONS OR WARRANTIES OF ANY KIND AND, SUBJECT TO THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE HEREIN, BUYER ACCEPTS THE LICENSES AND THE PROJECT ON AN "AS, WHERE IS" BASIS. BUYER WILL ASSUME ALL RISKS AND LIABILITIES THAT THE LICENSES AND THE PROPERTIES COVERED THEREBY MAY CONTAIN HAZARDOUS MATERIALS OR OTHER WASTE, TOXIC, HAZARDOUS, EXTREMELY HAZARDOUS, OR MATERIALS OR SUBSTANCES, AND TUNNELS, ADITS, SHAFTS AND OTHER ADVERSE PHYSICAL CONDITIONS.  SELLER MAKES NO REPRESENTATION OR WARRANTY WHATSOEVER CONCERNING THE EXISTENCE, NATURE, LOCATION, AMOUNT OR VALUE OF ANY MINERALIZATION, MINERAL RESERVES OR RESOURCES ON THE PROJECT OR WHETHER ANY LICENSE OR PERMIT (OTHER THAN THE LICENSES AS DEFINED HEREIN) CAN BE OBTAINED, TRANSFERRED OR AMENDED IN A TIMELY MANNER, WHETHER ANY MINING CAN BE DONE ECONOMICALLY, OR AS TO THE COST OR TIME REQUIRED TO COMMENCE OR OPERATE AND MAINTAIN OPERATIONS ON THE PROJECT.

3.2 Buyer's Representations and Warranties.  Buyer represents and warrants to Seller as follows:

 (a) Organization.  Buyer is a company duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation, and has all requisite power and authority to own and lease the properties and assets it currently owns and leases and to conduct its activities as such activities are currently conducted.

 (b) Authority.  Buyer has all requisite power and authority to execute, deliver and perform this Agreement and consummate the transactions contemplated hereby.  The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by Buyer have been duly and validly authorized by all necessary action on the part of Buyer.  This Agreement has been duly and validly executed and delivered by Buyer, and is a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms.

 (c) Capacity. Buyer has the legal capacity and competence to enter into and execute this Agreement and to take all actions required pursuant hereto.

 (d) No Conflict; Required Consents.  The execution, delivery and performance by Buyer of this Agreement does not and will not:  (i) conflict with or violate any provision of the constituent documents of Buyer; (ii) violate any provision of any Legal Requirements; (iii) constitute a default under any Contract to which Buyer is a party; or (iv) to the knowledge of Buyer, require any consent, approval or authorization of, or filing or delivery of any certificate, notice, application, report or other document with or to, any Governmental Authority or other Person.

 (e) Litigation.  There is no Litigation pending or, to the knowledge of Buyer, threatened, or any Judgment outstanding, against Buyer that reasonably could be expected to adversely affect the ability of Buyer to perform its respective obligations under this Agreement or consummate the transactions contemplated by this Agreement.

 (f) Compliance with Applicable Legal Requirements.  Buyer has at all times complied with all applicable Legal Requirements.  Buyer has not received any notice from any Governmental Authority or any other Person claiming any violation by Buyer of any Legal Requirement.

 (g) Financial Statements; Liabilities; Absence of Changes.  Since the date of the most recent balance sheets included in Buyer's most recent audited annual financial statements, there has not occurred any material adverse change in the business, affairs, capital, capitalization, assets, condition (financial or otherwise), operations or liabilities of Buyer.

 (h) Taxes.  Buyer has paid all Taxes owing by it as the same have come due and payable.

 (i) Money Laundering.  The operations of Buyer have been conducted in compliance with financial record-keeping and reporting requirements of applicable Legal Requirements relating to money laundering, and to the extent required by applicable law, Buyer has instituted and maintains policies and procedures designed to ensure continued compliance with any such Legal Requirements.

 (j) Corrupt Practices.  Neither Buyer nor any of its Affiliates nor any of their respective officers, directors, employees, advisors or agents has made any payment, directly or indirectly, on behalf of or to the benefit of Buyer, in violation of any applicable Legal Requirements prohibiting the payment of undisclosed commissions or bonuses or the making of bribe or incentive payments or other arrangements of a similar nature, including the Corruption of Foreign Public Officials Act (Canada) and the Foreign Corrupt Practices Act (U.S.), and  Buyer has instituted and maintains policies and procedures designed to ensure continued compliance with such Legal Requirements.

 (k) Buyer's Independent Evaluation.  In making the decision to enter into this Agreement and to consummate the transactions hereunder, Buyer has relied solely on its own independent investigation, analysis, and evaluation of the Project (including Buyer's own estimate and appraisal of the extent, location and value of any mineralization, mineral resources or reserves on the Project, the title to the Project, and any environmental obligations).

 (l) Reporting Issuer.  Buyer is a reporting issuer under the Securities Act (British Columbia) and the Securities Act (Alberta) and is not included on the list of issuers in default maintained by the British Columbia and Alberta Securities Commissions.

 (m) Consideration Shares to be Validly Issued.  The Consideration Shares will be duly authorized and validly allotted and issued as fully paid and non-assessable common shares.

 (n) Regulatory Approvals.  On the Closing Date, every consent, approval, authorization, order and agreement required for the issuance of Consideration Shares and the delivery to Seller of such certificate or certificates to be valid will have been obtained and will be in effect.

 (o) Disclosure.  To the knowledge of Buyer, no representation or warranty by Buyer in this Agreement or in any Schedule or Exhibit to this Agreement, or any certificate furnished by Buyer pursuant to this Agreement, contains or will contain any untrue statement of material fact, or omits or will omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances in which made.

 (p) Bankruptcy.  The Buyer is not an insolvent Person within the meaning of the Bankruptcy and Insolvency Act (Canada) (or the analogous legislation in Sweden) and has not made an assignment in favour of its creditors or a proposal in bankruptcy under applicable Legal Requirements to its creditors or any class thereof, and no petition for a receiving order has been presented in respect of it.  The Buyer has not initiated Proceedings with respect to a compromise or arrangement with its creditors or for its winding up, liquidation or dissolution.  No receiver or interim receiver has been appointed in respect of the Buyer or any of its undertakings, property or assets (including any of the Licenses) and no execution or distress has been levied on any of its undertakings, property or assets (including any of the Licenses), nor has any Proceedings been commenced in connection with any of the foregoing.

ARTICLE IV
Covenants

4.1 Application for Exchange Approval. Within five (5) Business Days after the Effective Date, Buyer shall take the necessary steps to request, and shall thereafter undertake commercially reasonable efforts to obtain, Exchange Approval.

4.2 Further Assurances.  From and after the Effective Date, the Parties shall execute and deliver such further instruments of conveyance and transfer and take such other action as reasonably may be necessary to further effectuate the transactions contemplated by this Agreement.

ARTICLE V
Conditions Precedent to Closing

5.1 Conditions to Obligations of the Parties.  The obligations of the Parties to consummate the transactions contemplated by this Agreement shall be subject to obtaining Exchange Approval on or before September 30, 2021, or such later date as may be agreed to by the Parties.  If Exchange Approval is not obtained by such date, unless such date is extended by mutual agreement of the Parties, this Agreement shall terminate without further obligation of any Party, subject to any liability or breach of this Agreement accruing prior to such date.

5.2 Conditions to Buyer's Obligations.  The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the following conditions, which may be waived by Buyer:

 (a) Accuracy of Representations and Warranties.  The representations and warranties of Seller in this Agreement shall be true and accurate in all material respects at and as of Closing with the same effect as if made at and as of Closing and the Buyer will have received a certificate signed by the Seller to the effect that the matters represented and warranted by the Seller herein are true and correct as of the Closing with the same force and effect as if made at the Closing.

 (b) Performance of Agreements.  Seller shall have, in all material respects, performed all obligations and agreements and complied with all covenants in this Agreement to be performed and complied with by it at or before Closing.

 (c) Legal Proceedings.  There shall be no Legal Requirement, and no Judgment shall have been entered and not vacated by any Governmental Authority of competent jurisdiction in any third party Litigation arising therefrom, which enjoins, restrains, makes illegal, or prohibits consummation or intent of the transactions contemplated by this Agreement, and there shall be no third party Litigation pending or threatened seeking, or which if successful would have the effect of, any of the foregoing.

 (d) Confirmatory Due Diligence.  The legal due diligence investigation by Buyer of the Licenses confirming, to the satisfaction of Buyer, ownership thereof by Seller, free and clear of all Encumbrances other than Permitted Encumbrances.

5.3 Conditions to Seller's Obligations.  The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the following conditions, which may be waived by Seller:

 (a) Accuracy of Representations and Warranties.  The representations and warranties of Buyer in this Agreement shall be true and accurate in all material respects at and as of Closing with the same effect as if made at and as of Closing and the Seller will have received a certificate signed by the Buyer to the effect that the matters represented and warranted by the Buyer herein are true and correct as of the Closing with the same force and effect as if made at the Closing.

 (b) Performance of Agreements.  Buyer shall have, in all material respects, performed all obligations and agreements and complied with all covenants in this Agreement to be performed and complied with by it at or before Closing.

 (c) Legal Proceedings.  There shall be no Legal Requirement, and no Judgment shall have been entered and not vacated by any Governmental Authority of competent jurisdiction in any third party Litigation arising therefrom, which enjoins, restrains, makes illegal, or prohibits consummation of the transactions contemplated by this Agreement, and there shall be no third party Litigation pending or threatened seeking, or which if successful would have the effect of, any of the foregoing.

ARTICLE VI
Closing

6.1 Closing; Time and Place.  The closing of the transaction contemplated hereby (the "Closing") shall occur at a date, time and location agreeable to the Parties, as soon as all conditions under Sections 5.1, 5.2 and 5.3 have been satisfied or waived, but in no event later than September 30, 2021. If any condition under Section 5.1, 5.2 or 5.3 is not satisfied or waived on or before September 30, 2021, this Agreement shall terminate without further obligation of any Party, subject to any liability for breach of this Agreement accruing prior to such date.

6.2 Obligations of Seller.  At Closing, Seller shall deliver or cause to be delivered to Buyer the following:

 (a) License Transfers.  Evidence of submission to Bergsstaten and any other applicable Governmental Authority of duly executed assignments of the Licenses in the name of the Buyer (or a wholly-owned subsidiary of the Buyer, as directed by the Buyer) and any other document or instrument necessary to request approval of the transfer of the Licenses to the Buyer (or a wholly-owned subsidiary of the Buyer, as directed by the Buyer) in accordance with applicable Legal Requirements (the "Approval Requests").

 (b) Royalty Agreement.  A duly executed copy of the Royalty Agreement.

 (c) Existing Data.  All Existing Data in its possession or control.

 (d) Other.  Such other documents and instruments, in form and substance reasonably satisfactory to Buyer, as shall be necessary to effect the intent of this Agreement and consummate the transactions contemplated hereby including the transfer of the Licenses to the Buyer.

6.3 Buyer's Obligations.  At Closing, Buyer shall deliver or cause to be delivered to Seller the following:

 (a) Buyer's Share Certificate.  A share certificate or direct registration statement for the Consideration Shares, which shall be subject to applicable resale restrictions imposed by the Exchange or the Securities Act (British Columbia) and free and clear of all Encumbrances, duly registered in the name of, or as directed by, Seller.

 (b) Royalty Agreement.  A duly executed copy of the Royalty Agreement.

 (c) Cash Consideration.  Payment of the Cash Consideration.

 (c) Other.  Such other documents and instruments, in form and substance reasonably satisfactory to Seller, as shall be necessary to effect the intent of this Agreement and consummate the transactions contemplated hereby.

ARTICLE VII
Interim Period and Operator Rights and Obligations

7.1 Interim Period.  The Parties agree and confirm that as of and from the Closing Date until receipt by Buyer of confirmation from the Bergsstaten that the Licenses have been duly and properly transferred to Buyer or a wholly-owned subsidiary of the Buyer, as directed by the Buyer prior to Closing (the "Interim Period"):

(a) Seller will hold the Licenses in trust for, and on behalf of, the Buyer to the extent permitted by applicable Legal Requirements and shall not take or permit to be taken any action that would cause any of the Licenses to become subject to any Encumbrance;

(b) if during the Interim Period the proposed exploration activities of Buyer or its Affiliates require the issue or receipt of any approval, consent or authorization of any Governmental Authority in order to comply with Applicable Legal Requirements (an "Interim Permit"), the Seller shall take all reasonable commercial efforts to obtain such Interim Permit(s) on terms and conditions acceptable to Buyer and Seller, each acting reasonably and in a timely manner;

(c) Seller will furnish promptly to Buyer copies of: (i) each notice or other document delivered, filed or received by or on behalf of Seller in connection with any Interim Permits or Approval Requests; (ii) any filings made under applicable Legal Requirements in respect of any Interim Permits, Licenses or Approval Requests; (iii) any documents related to dealings with Governmental Authorities in connection with any Interim Permits, Licenses or Approval Requests; and (iv) a written account of all relevant verbal information obtained from any Governmental Authority in connection with the Licences, any Interim Permits or Approval Requests;

(d) Seller will not, and will not cause or authorize, any amendment, suspension or revocation of any Interim Permits; and

(e) Seller will provide Buyer with such other information (including the status of the Approval Requests) as Buyer may reasonably request regarding any Interim Permits, Licenses and Approval Requests from time to time, and permit Buyer as much time as practicable to comment on any of the foregoing material and, incorporate such comments, in any dealings regarding any Interim Permits, Licenses or Approval Requests.

7.2 Rights and Covenants of Buyer during Interim Period. During the Interim Period and without limiting the generality of Section 7.1, the Buyer and its Affiliates will have full right, power and authority to do everything necessary or desirable in connection with the exploration and development of the Project as if the Licences and any Interim Permits were held by it and, without limiting the generality of the foregoing, the Buyer and its Affiliates will:

(a) have the right to conduct any and all exploration and development activities on or with respect to the Project, necessary or desirable for the purpose of determining the viability of the Project;

(b) comply with any Interim Permits;

(c) pay or cause to be paid all workers and wage earners employed by it or its contractors on the Projects, and pay for all materials, services and supplies purchased or delivered in connection with its activities on or with respect to the Project;

(d) be entitled to engage third parties to provide services, supplies, equipment or machinery for the Projects;

(e) have the right, power and authority to regulate access to the Project; and

(f) conduct all work on or with respect to the Project in compliance with all applicable Legal Requirements.

7.3 Expense Reimbursement of Seller. Buyer shall pay Seller: (i) for all costs, charges and other out-of-pocket expenses actually and reasonably incurred by Seller or its Affiliates; (ii) a reasonable allocation of the costs for time spent by Seller or its Affiliate's personnel (the "Personnel Fee"), in each case, in fulfilling its obligations under Section 7.1; and (iii) an administration fee equal 7.5% of the Personnel Fee (the "Administration Fee").  Personnel Fees are to be charged and paid on a cost recovery basis such that the Seller and its Affiliates do not receive financial gain (other than the Administration Fee) nor suffer financial loss.  Seller shall invoice Buyer for all fees and charges due under this Section 7.3 and Buyer shall pay such invoice within 30 days of receiving supporting receipts and other documentation to its reasonable satisfaction.

ARTICLE VIII
Post-Closing Obligations of Buyer and Seller

8.1 Transfer of Licences.    Immediately after Closing, Seller shall cooperate with Buyer to ensure that the Approval Requests are processed and approved in a timely fashion and are not approved without the written authorization of the Buyer.

8.2 Tax Matters.  Buyer shall be responsible for, and shall indemnify Seller, for any transfer, documentary, recording, sales, use, registration, value added, goods and services, stamp and other similar Taxes imposed on Buyer or Seller by any Governmental Authority in connection with the purchase by Buyer of the Licenses.

8.3 Work Requirements of Buyer.

 (a) On or before the fifth (5th) anniversary of the Closing, Buyer and its Affiliates shall have spent, collectively, no less than $1,000,000 in Exploration Expenditures on the Project, of which no less than $150,000 shall be spent annually, and failing which Seller shall have the right to demand that Buyer and its Affiliates, as applicable, transfer the Licenses to Seller, free of Encumbrances other than Permitted Encumbrances and for no further consideration (a "Transfer").

 (b) Within 10 days after receipt by Buyer of the demand for Transfer described in Section 8.3(a), Buyer and its Affiliates, as applicable, shall:

 (i) have, collectively, made all payments, performed all work and paid all exploration expenditures with respect to the Licenses and the Governmental Permits related to the Licenses sufficient to keep the same in good standing, force and effect through the date of Transfer and for a period of six (6) months thereafter (the "Tail Period"); provided, however, that any payments, work and exploration expenditures to be made with respect to the Tail Period shall be in proportion that the Tail Period bears to the then-current annual work expenditure period required by the Licenses and Governmental Permits and Law;

 (ii) leave the Licenses: (A) free and clear of all Encumbrances, other than Permitted Encumbrances; (B) in a safe and orderly condition; and (C) in compliance with all reclamation obligations arising as a result of work on the Project;

 (iii) deliver to Seller, within thirty (30) days of termination, a report on all work carried out on the Project (including factual data and interpretations thereof) together with copies of all sample location maps, drill hole assay logs, assay results and other technical data compiled with respect to work on the Project not previously delivered to Seller; and

 (c) If Seller requests a Transfer of the Licenses pursuant to Section 8.3(b), then, in addition to complying with Section 8.3(b) above, Buyer and its Affiliates, as applicable, shall execute and deliver all instruments, and take all actions, necessary or reasonably requested by Seller to transfer the Licenses to Seller or their designee(s), and shall represent and warrant to Seller or such designee(s) as follows as of the date of the Transfer of the Licenses being Transferred:

 (i) Buyer or its Affiliates, as applicable, is the lawful owner of the Licenses, free of all Encumbrances other than Permitted Encumbrances; and

 (ii) None of the Licenses is subject to any litigation, arbitration, administrative action, prosecution or other legal proceedings, nor has Buyer or its Affiliates received written notice threatening such proceedings.

 (d) By the fifth (5th) anniversary of the Closing, Buyer shall complete three-thousand five-hundred meters (3,500 meters) of drilling on the Project and failing which Seller shall have the right to demand that Buyer Transfer the Licenses pursuant to Section 8.3(b) for no further consideration. For certainty, it is agreed that the $1,000,000 to be expended pursuant to Section 8.3(a) may be applied as against this obligation in Section 8.3(d).

 (e) Upon public announcement by Buyer of a Mineral Resource or PEA on any area of the Project (the "Resource Milestone"), Buyer shall pay to Seller the sum of $275,000 in respect of each of the Mineral Resource or PEA (as the case may be) and in the event the board of directors of Buyer make a Development Decision in respect of the Project in the absence of either or both of a Mineral Resource or PEA, $550,000 shall be payable upon announcement of the Development Decision, whereupon no further payments will be required hereunder (the "Resource Payment").  The Buyer may, at its election, at any time make the Resource Payment in advance of any Resource Milestone.  The Resource Payment shall be made by wire transfer in immediately available funds to the account designated by Seller. Notwithstanding the foregoing and subject to the prior approval of the Exchange, the Resource Payment may be paid in cash or through the issuance of that number of Buyer Shares as is equal to the amount of the Resource Payment based on the 20 day (or such shorter period required by the Exchange or other exchange or quotation system) volume-weighted average price of the Buyer Shares on the Exchange (or such other exchange or quotation system as such shares are then listed or quoted), provided that if and to the extent any issuance of Buyer Shares causes Seller to own more than 9.9% of the then issued and outstanding Buyer Shares (on a non-diluted basis), such excess portion of the Resource Payment will be paid in cash.

 (f) Upon satisfying each of the Exploration Expenditure requirements set forth in sections 8.3(a) and (d) Buyer shall furnish Seller with a report that sets forth the total amount of Exploration Expenditures so incurred, together with supporting documentation.

 (g) In the event of the transfer of the Licenses to a third party or a Change of Control of the Buyer, in each case, prior to payment of the entire Resource Payment, any then unpaid portion of  the Resource Payment shall only be payable in cash.

 (h) Buyer shall be permitted in its sole discretion, and in lieu of incurring the  Exploration Expenditures set out in Sections 8.3(a) and 8.3(d), to make a cash payment to Seller, the value of such payment would be deemed to be Exploration Expenditures for the purposes of Buyer's obligations under Sections 8.3(a) and 8.3(d), provided that Buyer incurs Exploration Expenditures required to keep the Licenses in good standing under Swedish mining law.

 (i) If any impediments arise that are outside the control of the Buyer, including a Force Majeure Event, then the time frame and deadline for the Exploration Expenditures set out in Sections 8.3(a) and 8.3(d) shall be extended by the period of time equivalent to the length of  time that such impediments persist, provided that such extension period is in accordance with Swedish mining law with respect to keeping the Licenses in good standing.

ARTICLE IX
Confidentiality; Public Announcements

9.1 Obligation of Confidentiality.

 (a) From the Effective Date to the Closing Date, any non-public information that Buyer may obtain from Seller in connection with this Agreement shall be deemed confidential, and Buyer shall not disclose any such information to any third party (other than its directors, officers and employees, and representatives of its advisers and lenders whose knowledge thereof is necessary in order to facilitate the consummation of the transactions contemplated hereby) or its insurers, if applicable, or use such information for any commercial purpose; provided, however, that (i) Buyer may use and disclose any such information once it has been publicly disclosed (other than by Buyer in breach of its obligations under this Section) or which rightfully has come into the possession of Buyer (other than from Seller); (ii) Buyer may disclose such information to its officers, directors, agents, employees, advisers and lenders as necessary in connection with the transactions contemplated in this Agreement; and (iii) to the extent that Buyer is required under Legal Requirements to disclose any of such information, Buyer may disclose such information if it shall have used commercially reasonable efforts, and shall have afforded Seller the opportunity, to obtain an appropriate protective order, or other satisfactory assurance of confidential treatment, for the information compelled to be disclosed.

 (b) Any non-public information in the possession of Seller or its Affiliates with respect to the Licenses and the Project shall be deemed confidential, and, subject to Section 9.2 below, following Closing, Seller shall not, and shall cause their respective Affiliates not to, disclose any such information to any third party or use such information for any commercial purpose; provided, however, that (i) such Persons may use and disclose any such information once it has been publicly disclosed (other than by Seller or its Affiliates in breach of their obligations under this Section) or which rightfully (and without confidentiality obligations) has come into the possession of Seller or its Affiliates (other than from Buyer); and (ii) to the extent that Seller or its Affiliates are required under Legal Requirements to disclose any of such information, Seller or its Affiliates may disclose such information if they shall have used commercially reasonable efforts, and shall have afforded Buyer the opportunity, to obtain an appropriate protective order, or other satisfactory assurance of confidential treatment, for the information compelled to be disclosed.

9.2 Public Announcements. Except to the extent required under Legal Requirements including, for greater certainty applicable securities laws, prior to Closing, neither Seller on the one hand, nor Buyer on the other hand, shall issue any press release or other public announcement concerning this Agreement or the transactions contemplated hereby, except upon giving the other Party not less than three (3) days advance notice of the contents thereof, and the Party proposing such press release, announcement or statement shall consider any reasonable changes to such proposed press release, announcement or statement as such changes may be timely requested by the non-issuing Party, provided, however, the Party proposing such press release, announcement or statement may include in any press release without notice any information previously reported in compliance with this Section 9.2 by the Party proposing such press release or announcement. Except to the extent otherwise required under Legal Requirements, a Party shall not, without the consent of the other Party, issue any such press release, announcement or statement that implies or infers that the non-issuing Party endorses or joins the issuing Party in statements or representations contained in any such press release, announcement or statement.

ARTICLE X
Indemnification and Survival of Representations and Warranties

10.1 Indemnification by Seller.  From and after Closing, and subject to the limitations set forth below, Seller shall indemnify and hold harmless Buyer and its Affiliates, and their respective officers and directors, employees, agents and representatives from and against any and all Losses arising out of or resulting from:

 (a) any representations and warranties made by Seller in this Agreement not being true and accurate as of the date of this Agreement or as of Closing; and

 (b) any failure by Seller to perform any of its covenants, agreements or obligations in this Agreement.

10.2 Indemnification by Buyer.  From and after Closing, Buyer shall indemnify and hold harmless Seller and its Affiliates, and officers and directors, employees, agents and representatives from and against any and all Losses arising out of or resulting from:

 (a) any representations and warranties made by Buyer in this Agreement not being true and accurate when made or as of Closing;

 (b) any failure by Buyer to perform any of its covenants, agreements or obligations in this Agreement; and

 (c) the Buyer's operations on the Project, whether conducted by Buyer or any other party, including under applicable environmental legislation, except for any Loss which is caused by or attributable to Seller's willful misconduct or gross negligence.

10.3 Survival.  All representations and warranties of the Parties in this Agreement shall survive Closing for a period of twelve months from the date of this Agreement.

10.4 Procedure for Indemnified Third Party Claim.

 (a) Promptly after receipt by a party entitled to indemnification hereunder (the "Indemnitee") of written notice of the assertion by a third party or the commencement of any Litigation by a third party with respect to any matter referred to in Sections 10.1 or 10.2, the Indemnitee shall give written notice thereof to Seller, if the Indemnitee is Buyer, or Buyer, if the Indemnitee is Seller (in either case, the "Indemnitor"), and thereafter shall keep the Indemnitor reasonably informed with respect thereto; provided, however, that failure of the Indemnitee to give the Indemnitor notice as provided herein shall not relieve the Indemnitor of its obligations hereunder except to the extent that the Indemnitor is prejudiced thereby.

 (b) If any Litigation shall be commenced against any Indemnitee by a third party, the Indemnitor shall be entitled to participate in such Litigation and, at its option, assume the defense thereof with counsel reasonably satisfactory to the Indemnitee, at the Indemnitor's sole expense; provided, however, that the Indemnitor shall not have the right to assume the defense of any Litigation if: (i) the Indemnitee shall have one or more legal or equitable defenses available to it which are different from or in addition to those available to the Indemnitor, and, in the reasonable opinion of the Indemnitee, counsel for the Indemnitor could not adequately represent the interests of the Indemnitee because such interests could be in conflict with those of the Indemnitor; (ii) such Litigation is reasonably likely to have a material adverse effect on any other matter beyond the scope or limits of the indemnification obligation of the Indemnitor; or (iii) the Indemnitor shall not have assumed the defense of the Litigation in a timely fashion (but in any event within thirty (30) days of notice of such Litigation).

 (c) If the Indemnitor shall assume the defense of any Litigation, the Indemnitee shall be entitled to participate in any Litigation at its expense, and the Indemnitor shall not settle such Litigation unless the settlement shall include as an unconditional term thereof the giving by the claimant or the plaintiff of a full and unconditional release of the Indemnitee, from all liability with respect to the matters that are subject to such Litigation, or otherwise shall have been approved by the Indemnitee, acting reasonably.

10.5 Payment of Indemnification Amounts.  Amounts payable pursuant to Sections 10.1 or 10.2 shall be payable by the Indemnitor as incurred by the Indemnitee, and shall bear interest at the rate of three percent (3.0%) per annum from the date the Losses for which indemnification is sought were incurred by the Indemnitee until the date of payment of indemnification by the Indemnitor.

10.6 Other Indemnification.  The provisions of Section 10.4 shall be applicable to any claim for indemnification made under any other provision of this Agreement, and all references in Section 10.4 to Sections 10.1 and 10.2 shall be deemed to be references to such other provisions.

ARTICLE XI
Miscellaneous Provisions

11.1 Expenses.  Except as otherwise provided in this Agreement, each of the Parties shall pay its own expenses, and the fees and expenses of its counsel, accountants and other experts, in connection with the negotiation, execution and delivery of this Agreement.

11.2 Brokerage.

 (a) Seller shall indemnify and hold Buyer harmless from and against any and all Losses arising from any employment by Seller of, or services rendered to Seller by, any finder, broker, agency, or other intermediary, in connection with the transactions contemplated hereby, or any allegation of any such employment or services.

 (b) Buyer shall indemnify and hold Seller harmless from and against any and all Losses arising from any employment by Buyer of, or services rendered to Buyer by, any finder, broker, agency, or other intermediary, in connection with the transactions contemplated hereby, or any allegation of any such employment or services.

11.3 Waivers.  No action taken pursuant to this Agreement, including any investigation by or on behalf of any Party, shall be deemed to constitute a waiver by the Party taking the action of compliance with any representation, warranty, covenant or agreement herein.  The waiver by any Party of any condition or of a breach of another provision of this Agreement shall not operate or be construed as a waiver of any other condition or subsequent breach.  The waiver by any Party of any of the conditions precedent to its obligations under this Agreement shall not preclude it from seeking redress for breach of this Agreement other than with respect to the condition so waived.

11.4 Notices.  All notices, requests, demands, applications, services of process, and other communications which are required to be or may be given under this Agreement or any shall be in writing, and shall be: (a) given by personal delivery to the applicable Party; (b) transmitted by e-mail or similar means of recorded electronic communication with a confirmation of receipt; or (c) sent by registered mail, charges prepaid, at the addresses set forth below:

To Buyer or its Affiliates:

District Metals Corp.
918 - 1030 West Georgia Street

Vancouver, British Columbia, V6E 2Y3

Attention: Garrett Ainsworth, President and CEO

Email: gainsworth@districtmetals.com

with a copy (which does not constitute notice) to:

Borden Ladner Gervais LLP

1200 Waterfront Centre

200 Burrard St.

Vancouver, BC, Canada V7X 1T2

Attention:  Michael T. Waters

Email: mwaters@blg.com

To Seller:

Viad Royalties AB
c/o Nordfors Consulting AB
S:t Eriksgatan 117, plan 4
113 43 Stockholm
Sweden
Attention: Eric Jensen, General Manager, Exploration
Email:  ejensen@emxroyalty.com

With a copy to:

EMX Royalty Corporation
501-543 Granville Street
Vancouver, British Columbia V6C 1X8
Attention: President and CEO
Email: corporate@emxroyalty.com

All notices shall be effective and shall be deemed delivered: (i) if by personal delivery on the date of delivery if delivered during normal business hours, and, if not delivered during normal business hours, on the next business day following delivery; (ii) if by e-mail or similar means of recorded electronic communication on the next business day following receipt of the e-mail or similar means of recorded electronic communication, and (iii) if solely by registered mail on the next business day after actual receipt.  A Party may change its address by notice to the other Party.

11.5 Entire Agreement; Amendments.  This Agreement embodies the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, with respect thereto.  This Agreement may not be modified orally, but only by an agreement in writing signed by the Party against whom any waiver, change, amendment, modification, or discharge may be sought to be enforced.

11.6 Binding Effect; No Assignment.  This Agreement shall inure to the benefit of and will be binding upon the Parties and their respective successors and permitted assigns.  Either Party may assign this Agreement without the consent of the other Parties provided that in the case of an assignment by the Buyer prior to satisfaction of the Expenditure obligations in sections 8.3(a) and (d), the assignee agrees to be bound by the terms of this Agreement.

11.7 Headings, Schedules, and Exhibits.  The section and other headings in this Agreement are for reference purposes only and will not affect the meaning or interpretation of this Agreement.  Reference to Schedules or Exhibits shall, unless otherwise indicated, refer to the Exhibits and Schedules attached to this Agreement, which shall be incorporated in and constitute a part of this Agreement by such reference.

11.8 Counterparts and Electronic Transmission.  This Agreement may be executed in several counterparts and delivered by electronic transmission, and each counterpart, when executed, shall be deemed to be an original and all of such counterparts so delivered shall constitute one and the same instrument.

11.9 Governing Law.  The validity, performance, and enforcement of this Agreement, unless expressly provided to the contrary, shall be governed by the laws of Province of British Columbia, Canada and the laws of Canada applicable in that province without giving effect to the principles of conflicts of law of such province.

11.10 Dispute Resolution.  Each Party hereto agrees and consents to be subject to the exclusive jurisdiction of the courts sitting in Vancouver, British Columbia, Canada in any action seeking to enforce any provision of or based on any right arising under or relating to this Agreement.

11.11 Severability.  Any term or provision of this Agreement which is invalid or unenforceable shall be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining rights of the Person intended to be benefited by such provision or any other provisions of this Agreement.

11.12 Third Parties; Joint Ventures.  This Agreement constitutes an agreement solely among the Parties, and, except as otherwise provided herein, is not intended to and will not confer any rights, remedies, obligations, or liabilities, legal or equitable, including any right of employment, on any Person (including but not limited to any employee or former employee of Seller) other than the Parties and their respective successors, or permitted assigns, or otherwise constitute any Person a third party beneficiary under or by reason of this Agreement.  Nothing in this Agreement, expressed or implied, is intended to or shall constitute the Parties as partners or participants in a joint venture.

11.13 Construction.  This Agreement has been negotiated by the Parties and their respective legal counsel, and legal or equitable principles that might require the construction of this Agreement or any provision of this Agreement against the Party drafting this Agreement shall not apply in any construction or interpretation of this Agreement.

11.14 Time of the Essence.  Time is of the essence of this Agreement.

11.15 Termination. This Agreement may be terminated by mutual written consent of all Parties.

11.16 Further Assurances. Each Party shall promptly do, execute, deliver or cause to be done, executed or delivered all further acts, documents and matters in connection with this Agreement that any other Party may reasonably require, for the purposes of giving effect to this Agreement.

11.17 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which taken together constitute one agreement. Delivery of an executed counterpart of this Agreement by facsimile or transmitted electronically in legible form, including without limitation in a tagged image format file (TIFF) or portable document format (PDF), shall be equally effective as delivery of a manually executed counterpart of this Agreement.

[Signatures on next page]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

DISTRICT METALS CORP.		VIAD ROYALTIES AB

By:	/s/ Garrett Ainsworth	By:	/s/ David M. Cole
Name:	Garrett Ainsworth	Name:	David M. Cole
Title:	President, CEO and Director	Title:	Chairman

EXHIBIT A

SVÄRDSJÖ PROJECT

542000
544000
546000
548000
550000
6736000
6734000
6732000
6730000
6728000
6726000
6724000
N
2,000
0
2,000 m
Svärdsjö
Gärdebosjön
Liljan
Toftan
Sundborn
Bengtsheden
Svärdsjö
Toffbyn
Backarnäs
Gruvbala
Sundänget
Ramnäs
Hedsveden
Rupsjärn
Kragsveden
Storsveden
Holvret
Ramnäsudden
Risei
Kvarnbäck
Ambo
Gärdvik
Fetbergsta
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5
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7
8
9
10
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EMX ROYALTYCORP
THE ROYALTY GENERATOR
Legend
License Points
2km AOI
EMX License
EMX Royalty Corp., Property Locations
Projection: SWEREF99_TM
(Swedish Reference Frame 1999, Transverse Mercator)
Note: Annotated UTM Coordinates and topographical maps are for general reference only

Svärdsjö nr 201		
No	East	North
1	546464	6732584
2	547430	6732000
3	547400	6731600
4	547280	6731020
5	547300	6730748
6	547337	6730515
7	547200	6730361
8	547442	6730115
9	546751	6728452
10	546406	6728183
11	545770	6728329
12	544962	6729019
13	543404	6729650
14	543435	6730083

A-1

EXHIBIT B

FORM OF ROYALTY AGREEMENT

[See attached]

B-1

ROYALTY INTEREST CONVEYANCE AND AGREEMENT
(Svärdsjö Project, Sweden)

This Royalty Interest Conveyance and Agreement (this "Agreement") is made and entered into as of __________________, 2021 (the "Effective Date"), among ____________________, (the "Owner"), a company organized under the laws of Sweden, District Metals Corp, a corporation organized under the laws of British Columbia, Canada ("Owner Guarantor") and Viad Royalties AB, company identity no. 556786-3500 ("Royalty Holder"), a company organized under the laws of Sweden (each, a "Party" and collectively, the "Parties").

Defined Terms

In addition to the capitalized terms defined elsewhere in this Agreement, the following terms shall have the following meanings:

"Audit" has the meaning set forth in Section 5(a).

"Annual Final Report" has the meaning set forth in Section 3(f).

"Affiliate" means, with respect to a Person, any other Person which directly or indirectly controls, is Controlled by, or is under common Control with, that Person.

"After-Acquired Property" means any mining claim, lease, license or other mineral right, located wholly or partly within the Area of Interest.

"Allowable Deductions" means:

 (a) All costs, penalties, fees, expenses, charges, and deductions, including tolling charges or deductions, third-party representation expenses, metal losses, umpire charges, assaying, weighing and sampling charges, smelting costs, refining costs, other treatment charges and penalties for impurities, that are incurred by Owner related to the milling, smelting, refining or other processing of Products, but in the case of leaching or other solution mining or beneficiation methods excluding  all processing and recovery costs incurred at and beyond the point at which the leaching reagents are applied to the ore being treated (including the cost of leaching reagents);

 (b) Transportation Costs;

 (c) all sales and marketing costs and commissions actually incurred by Owner in selling or otherwise disposing of Products to an unaffiliated third party; and

 (d) all sales, production, extraction, net proceeds, use, gross receipts, and severance taxes, value added tax, excise, export, import and other taxes, custom duties, and other governmental charges, including without limitation mining taxes, crown royalties (which for certainty shall only be accounted for as an Allowable Deduction and not otherwise or also deducted from the amount due hereunder as a Royalty Payment) chargeable on proceeds, if any, payable by Owner with respect to the severance, production, removal, sale, import, export, transportation, or disposition of ore, concentrates, matte, refined metals, by-products, or other Products produced from the Properties, but excluding taxes based on net or gross income of Owner and its Affiliates, the value of the Properties and any value added or other taxes that are recoverable by Owner;

 provided that if any of the foregoing are incurred to an Affiliate, they shall be charged as set forth in Section 10.

"Annual Advance Royalties" has the meaning set forth in Section 2(a).

"Applicable Rate" means the one year London Interbank Offered Rate (LIBOR), as published by the Wall Street Journal or online at http://wsj.com/mdc/public/page/2_3020-moneyrate.html.  In the event that the one year LIBOR ceases to be published by the Wall Street Journal during the term of this Agreement, the Parties shall jointly agree to an alternative rate or publication generally accepted by the international banking community.

"Area of Interest" means the five (5) kilometer area around the outside boundaries of the Properties as set forth in Exhibit A hereto and the five (5) kilometer area around the outside of any After-Acquired Property, as agreed to by the Parties in writing upon each acquisition of After-Acquired Property.

"Average Metal Price" for any Calculation Period means:

 (a) in respect of copper, the arithmetic average of the "COMEX Spot Settlement Daily Price for Copper Futures (FINAL)" as published by CME Group on its website for every day of the Calculation Period on which the price of copper is quoted;

 (b) in respect of gold, the arithmetic average of the daily per ounce "LBMA Gold Price PM" in United States dollars for every day of the Calculation Period, as published by the London Bullion Market Association (and should that quotation cease, another similar quotation acceptable to the Parties, acting reasonably);

 (c) in respect of silver, the arithmetic average of the daily per ounce price of silver in United States dollars for every day of the Calculation Period, as published by the London Bullion Market Association (and should that quotation cease, another similar quotation acceptable to the Parties, acting reasonably);

 (d) in respect of other precious metals, the arithmetic average of the price per unit in United States dollars of the relevant metal as published by the London Bullion Market Association (and should that quotation cease, another similar quotation acceptable to the Parties, acting reasonably) for every day of the Calculation Period on which the price of the metal is so quoted; and

 (e) in the case of all other minerals, the arithmetic average price per unit in United States dollars for the relevant mineral as quoted by Fastmarkets MB for every day of the Calculation Period on which the price of the mineral is so quoted.  If the individual metal is not quoted by Fastmarkets MB then such price as is published by the London Metal Exchange (and should both quotations cease, a single publication or source for the determination of the Average Metal Price for such metal acceptable to the Parties, acting reasonably).

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"Business Day" means any day other than Saturday, Sunday or a day on which banking institutions in both Vancouver, British Columbia, Canada, and the City of Stockholm, Sweden, are required or authorized to be closed.

"Calculation Period" means a calendar quarter.

"Commencement of Commercial Production" means mining on a commercial basis which is deemed to have occurred: (a)              if a mill is located on the Properties, the last day of a period of sixty (60) consecutive days in which, for not less than forty-five (45) days of such period, the mill processed ore from the Properties at not less than sixty percent (60%) of its initial rated capacity; and (b) if no mill is located on the Properties, the last day of a period of forty-five (45) consecutive days during which ore has been shipped from the Properties on a reasonably regular basis for the purpose of earning revenues, and shall not mean: (x) mining for testing purposes; (y) bulk sampling; or (z) milling operations undertaken by a pilot plant or as initial tune-up.

"Control" means possession, directly or indirectly, of the power to direct or cause the direction of management and policies whether through direct or indirect ownership of voting securities or voting interest by contract or otherwise.

"Encumbrance" means any mortgage, deed of trust, security interest, pledge, charge, lien, right of first refusal, right of first offer, other preferential right, profits interest, net profits interest, royalty interest, overriding royalty interest, conditional sale or title retention agreement, or other similar burden.

"Environmental Laws" means Laws aimed at reclamation or restoration of the Properties; abatement of pollution; protection of the environment; protection of wildlife, including endangered species; ensuring public safety from environmental hazards; protection of cultural or historic resources; management, storage or control of hazardous materials and substances; releases or threatened release of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances as wastes into the environment, including ambient air, surface water and groundwater; and all other Laws relating to the manufacturing, processing, distribution, use, treatment, storage, disposal, handling or transport of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes.

"Force Majeure Event" means any event or cause beyond the reasonable control of Owner, whether foreseeable or unforeseeable including, without limitation, strike, lock-out, epidemic, drought, fire, explosion, flood, earthquake, sink hole, riot, war, terrorism, accident, act of God, embargo, legislation, shortage of or a breakdown in materials or transportation facilities, civil commotion, unrest or disturbances (whether localized in relation to the location of the Properties or otherwise), disputes with communities or other stakeholders related to licences or the Properties, cessation of labour, government interference or control (including laws, regulations, orders, regulations, orders, proclamations or requests of any Governmental Authority), government inaction, failure to obtain or delays in obtaining any required permits or governmental approvals (unless resulting from a failure of the Owner to comply with Laws or to make a proper application), or any other cause or contingency reasonably beyond the control of the Owner. A Force Majeure Event shall not delay or modify a Party's obligation to make payment of its obligations when due.

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"Governmental Authority" means any domestic for foreign government including the governments of Canada, Sweden and any other country or sovereign entity, any state, commonwealth, territory, or possession thereof, and any political subdivision thereof, any quasi-governmental authority of any of the same, including but not limited to courts, tribunals, departments, commissions, boards, bureaus, agencies, counties, municipalities, provinces, parishes, other instrumentalities and bodies exercising any administrative, executive, judicial, legislative, police, regulatory, expropriation or taxing authority, domestic or foreign, or self-regulatory organization or stock exchange having jurisdiction in the relevant circumstances and includes the Exchange and IIROC (Canada).

"Hedging Transactions" means any commodity futures trading, option trading, metals trading, metal loans, and any other similar hedging transactions or any combination thereof.

"Laws" means in respect of any Party, all laws, including all statutes, codes, ordinances, decrees, rules, regulations, communiqués and administrative decisions of any Governmental Authority, applicable to that Party.

"Licenses" means (i) the licenses and permits listed in Exhibit A; and (ii) the licences and permits comprising any After-Acquired Property; and (iii) all licences and permits issued in extension, renewal, substitution, or replacement of the licenses and permits referred to as items (i) and (ii) of this paragraph.

"Mining Law" means the Swedish Minerals Act of 1991 and all regulations relating thereto.

"NI 43-101" means National Instrument 43-101, "Standards of Disclosure for Mineral Projects" published by the Canadian Securities Administrators, as amended from time to time.

"Permitted Encumbrance" means, with respect to any Properties, (a) the governmental royalties payable with respect to Products from the Properties as provided by the Mining Law; (b) mechanic's, materialmen's or similar Encumbrances if payment of the obligation is not yet overdue or if overdue is being contested in good faith by appropriate proceedings, (c) Encumbrances for Taxes, assessments, obligations under workers' compensation or other social welfare legislation or other requirements, charges or levies of any Governmental Authority, in each case not yet overdue or if overdue is being contested in good faith by appropriate proceedings, (d) easements, servitudes, rights-of-way and other rights, exceptions, reservations, conditions, limitations, covenants and other restrictions that will not materially interfere with, materially impair or materially impede operations on the Properties or the  use of the Properties, (e) Encumbrances consisting of (i) rights reserved to or vested in any Governmental Authority to control or regulate the Properties, (ii) obligations or duties to any Governmental Authority with respect to any permits and the rights reserved or vested in any Governmental Authority to terminate any such permits or to condemn or expropriate any property, and (iii) zoning or other land use or Environmental Laws of any Governmental Authority; and (f) Encumbrances arising under or permitted by this Agreement, including the Royalty and the Annual Advance Royalties.

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"Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity or a governmental entity (or any department, agency, or political subdivision thereof).

"Production Returns" means for any Calculation Period:

 (a) the gross proceeds received by or credited to the account of Owner from the sale of Products prior to costs, charges, deductions and penalties taken by the purchaser of the Products;

 (b) if the account of Owner is credited with Products delivered in kind, the number of ounces of Products so credited to Owner during the relevant time period multiplied by the applicable Average Metal Price;

 (c) if the Products are not sold or otherwise disposed of in an arm's length transaction, the Average Metal Price of such Products; or

 (d) if the Products are held in inventory and unsold for longer than (i) ninety (90) days in the case of dore, refined gold and refined silver; and (ii) one-hundred-eighty (180) days in the case of other Products that have been processed and are in a form that is readily saleable, such Products shall be deemed sold at the Average Metal Price of such Products on the last day of the month in which such ninety (90) or one-hundred-eighty (180) day period expires;

in each case, less Allowable Deductions.

"Products" means all marketable mineral products that are mined, extracted, removed, produced or otherwise recovered from the Properties, whether in the form of ore, concentrates, refined metals or any other beneficiated or derivative product, and including any marketable mineral products derived from any processing or reprocessing of any tailings, waste rock or other waste products originally derived from the Properties.

"Properties" has the meaning set forth in Section 1(a).

"Royalty" has the meaning set forth in Section 1(a).

"Transportation Costs" means all costs of road, sea and rail freight, transportation, security and incidental costs incurred between the outer boundary of, or adjacent to, the Properties and the point of delivery of the Products into a smelter, refinery or facility for the processing of intermediary products including concentrates, smelter matte and base metal matte ("Refinery"), the costs of transportation of the Products between Refineries and from the Refinery to the final point of sale (including, without limitation, loading, packaging, freight, insurance, security, transportation taxes, handling, port, demurrage, shipping, delay, storage, forwarding, customs and customs clearance, import or export duties and permit costs, and related administration expenses, incurred by reason of, or in the course of, such transportation), but excluding any such costs incurred prior to the time Products have been concentrated in a mill or other form of beneficiation plant prior to smelting and refining.

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Conveyance and Agreement

1. Conveyance of Royalty and Option to Reduce Royalty.

 (a) For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Owner does hereby grant to Royalty Holder a royalty interest of 2.5% of the Production Returns (the "Royalty") in, to and burdening: (i) the mineral licenses comprising the Svärdsjö exploration project located in Bergslagen, Sweden as more particularly described in Exhibit A hereto; (ii) and any and all After-Acquired Property (collectively, the "Properties").

 (b) As set forth herein, Owner shall have the option to purchase a total of a one-half percent (0.5%) of the Royalty from Royalty Holder leaving Royalty Holder with a 2.0% Royalty.  Owner may exercise its option to purchase the one-half percent (0.5%) Royalty interest by providing written notice ("Exercise Notice") and payment of CDN$2,000,000 to Royalty Holder on or before the sixth (6th) anniversary of the Effective Date. The Parties shall make diligent efforts to close the conveyance of the purchased Royalty interest within thirty (30) days of receipt by Royalty Holder of the Exercise Notice.

2. Annual Advance Royalties.

 (a) Amounts and Timing.  In addition to the Royalty and subject to the provisions of Section 2(c), beginning on the third (3rd) anniversary of the Effective Date, Owner shall pay Royalty Holder annual advance minimum royalties ("Annual Advance Royalties") of CDN$25,000. The amount of the Annual Advanced Royalty payment shall increase by ten thousand dollars (CDN$10,000) each year and shall be payable on or before each anniversary of the Effective Date, provided that such Annual Advanced Royalty payments will not exceed CDN$75,000 per year.

 (b) Minimum Payment. Annual Advance Royalties shall be the minimum amount payable each year of this Agreement.  In the event the Royalty paid in any year is less than the Annual Advance Royalties for that year, the Owner shall pay the Royalty Holder the difference by wire transfer to an account designated by Royalty Holder. All Annual Advance Royalties paid by Owner to Royalty Holder shall constitute prepayment of and advance against Royalty payments thereafter accruing to Royalty Holder during the term of this Agreement, to be set off as provided in Section 2(c).

 (c) Set-Off.  Annual Advance Royalties paid under this Section 2 will be set off against 80% of the Royalty as each payment of Royalty comes due under this Agreement.  The obligation to make payments of Annual Advance Royalties shall not be suspended by a Force Majeure Event, and such payments shall be made regardless of whether Owner conducts exploration, development, or other operations on the Properties.  Owner shall make all payments of Annual Advance Royalties by wire transfer in immediately available funds to the account designated by Royalty Holder in writing to Owner.

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 (d) Default in Payment.  Delinquent payments of Annual Advance Royalties shall bear interest at the Applicable Rate plus 5%, commencing on the due date, as determined pursuant to Section 2(a), compounding and calculated daily until paid.  For the purposes of this paragraph, the determination of the Applicable Rate shall be made as of the date on which such payment was due pursuant to Section 2(a). The Owner shall be deemed to be in default of its obligation to make an Annual Advance Royalty payment upon failing to do so on or before the day that is sixty (60) days after the due date therefor and provided Royalty Holder has provided Owner with written notice thereof.

 (e) Registration.  The Parties agree to execute and deliver such further documents or instruments as may be necessary for the timely and effective recording or registration of the Royalty, or a caution, notice or caveat in respect of this Agreement, as may be requested by the Royalty Holder, acting reasonably, in order to have this Agreement registered or otherwise recorded in the public places where the Owner's interests in respect of the Properties are recordable.  The Parties shall each be responsible for their own legal costs in connection with any such registrations.  All taxes, fees and other expenses charged by a Governmental Authority in connection with the registration of this Agreement pursuant to this section 2(e) shall be borne by the Royalty Holder.

3. Payment of the Royalty.

 (a) Payments and Statements.  All Royalty payments, including provisional payments, will be calculated and paid, for each Calculation Period or part thereof, during the term of this Agreement, on or before the 20th day following each Calculation Period.  Each such quarterly Royalty payment to the Royalty Holder shall be accompanied by a statement showing the manner in which the payment was calculated, including:

(i) the quantity of  Products sold or deemed to have been sold with respect to such Calculation Period and the amount of proceeds received for such Products for such Calculation Period;

(ii) the quantities of Products credited to the account of the Royalty Holder during such Calculation Period;

(iii) the Average Metal Price for the Products sold or deemed to have been sold  or credited to the account of the Royalty Holder, as the case may be;

(iv) the calculation of the applicable Production Returns; and

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(v) if any commingling, as contemplated in Section 7, has occurred, a detailed summary of the determination by Owner of the quantity of Products commingled in accordance with Section 7.

Each quarterly Royalty payment shall be subject to adjustment, as provided in Section 3(e), and such adjustment, if any, will be reflected in the next quarterly Royalty payment and reflected in the final report for the year issued as specified in Section 3(f).  Each quarterly Royalty payment shall be paid by Owner to the Royalty Holder in Canadian dollars in immediately available funds to such account at such bank as Royalty Holder shall designate to Owner.

 (b) Right to Take in Kind.  From and after the Commencement of Commercial Production, the Royalty Holder may elect to receive the Royalty on gold and silver in kind by physical delivery of gold or silver bullion for any payment hereunder, by notifying Owner of its election on or before December 1st in the preceding calendar year.  An election by the Royalty Holder to receive the Royalty in kind shall be irrevocable for the calendar year for which it is made.  Failure of the Royalty Holder to notify Owner by December 1st of any calendar year of its election to take the Royalty in kind shall be deemed a waiver by the Royalty Holder of all rights to take the Royalty in kind during the following calendar year.  Owner shall provide at least fifteen  (15) days' prior notice to the Royalty Holder of the name and location of the refinery and the date or dates on which the bullion will be delivered and Royalty Holder shall open an account with such refinery. If the Royalty Holder elects to take in kind, the Owner shall deliver written instructions to the refinery, with a copy to Royalty Holder, directing the refinery to deliver the number of ounces of gold or silver bullion for which the Royalty is due in respect of the relevant period by crediting such amount to the Royalty Holder's account. If the Royalty Holder desires Owner to deliver the bullion to it at a place other than the place of refining, the Royalty Holder shall reimburse Owner for the costs incurred by Owner in making such delivery, which costs include transportation and insurance. If and to the extent the Royalty is paid in kind and does not reflect the full amount of the Allowable Deductions that are incurred and deductible in calculating the Royalty under this Agreement, the Royalty Holder shall remit to the Owner any such amount of Allowable Deductions in cash by wire transfer in immediately available funds to the account designated by Owner.  The costs and Allowable Deductions contemplated in this Section 3(b) shall be payable by the Royalty Holder to Owner within fifteen (15) days of receipt by the Royalty Holder of Owner's invoice.  If the Royalty Holder fails or refuses to pay such costs or Allowable Deductions, Owner may deduct such amounts from any future Royalty payments due to the Royalty Holder. Title to the bullion delivered to the Royalty Holder under this Agreement shall pass to the Royalty Holder at the time such bullion is credited to the Royalty Holder at the refinery or other location directed by the Royalty Holder.

 (c) Deductions.  All Royalty payments will be made subject to withholding or deduction for, or on account of, any present or future taxes, duties, assessments or governmental charges or mandatory withholding of whatever nature imposed or levied on the Royalty payment by or on behalf of any Governmental Authority having power and jurisdiction to do so and for which Owner is obligated by Law to withhold or deduct and remit to such Governmental Authority.  Owner shall set out in the statements referred to in Sections 3(a) and 3(f), any amounts so withheld.

 (d) Provisional Payments.  If the Royalty becomes due and payable to the Royalty Holder prior to the Owner's final settlement of the total amount payable, then the Owner shall pay the Royalty Holder a provisional Royalty payment determined in accordance with any provisional payment or credit received by the Owner.

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 (e) Adjustments.  Each quarterly payment or provisional payment may be adjusted to reflect:

(i) any adjustments to charges, costs, deductions or expenses imposed upon or incurred by Owner but not taken into account in determining previous Royalty payments;

(ii) any adjustments in the number of appropriate units of measurement of Products produced by Owner, or previously credited to Owner by a smelter, refiner or an arm's-length purchaser of Products sold or otherwise disposed of by Owner; and

(iii) any amounts qualifying as Allowable Deductions that have not otherwise been credited against or deducted from previous Royalty payments;

which adjustments shall be specified in the statement accompanying each such payment in accordance with Section 3.

 (f) Annual Final Report.  Within ninety (90) days after the end of each calendar year, Owner shall deliver or cause to be delivered to the Royalty Holder a final report for the preceding year, showing in reasonable detail the calculation of the Royalty payable to the Royalty Holder for the prior year and all adjustments thereto (an "Annual Final Report").  With the delivery of such Annual Final Report, Owner shall, if applicable, make such additional Royalty payment as may be required by the Annual Final Report.  If an Annual Final Report indicates that the Royalty Holder has been overpaid in respect of the Royalty due to the Royalty Holder, then the aggregate amount of such overpayment shall be deducted from the next Royalty payment or, if any temporary or permanent cessation of production has occurred, the Royalty Holder shall repay the aggregate amount of such overpayment within fifteen (15) days of its receipt of the Annual Final Report.

4. Maintenance of Books and Records.  All books and records used by Owner to calculate the Royalty due hereunder shall be kept in accordance with generally accepted accounting principles varied only by the specific provisions hereof.  Owner shall maintain up-to-date and complete records of the production and sale or other disposition of all Products.  If treatment, smelting or refining of Products is performed off the Properties, accounts, records and statements relating to such treatment, smelting and refining arrangements shall be maintained by Owner.

5. Objection Procedure.

 (a) Objections.  All payments of the Royalty described in or made pursuant to an Annual Final Report shall be considered final and in full satisfaction of all obligations of Owner with respect thereto, unless the Royalty Holder gives Owner notice describing and setting forth an objection to the calculation thereof within ninety (90) days after receipt by the Royalty Holder of such Annual Final Report.  Failure on the part of the Royalty Holder to make an objection to the calculation of the Royalty set out in an Annual Final Report in such ninety (90) day period shall constitute Royalty Holder's acceptance of the Annual Final Report and preclude the filing of objections thereto or making of claims for adjustment thereon by the Royalty Holder.  If the Royalty Holder objects to the Annual Final Report or a particular statement delivered thereunder, the Royalty Holder shall, for a period of ninety (90) days after Owner's receipt of notice of such objection, have the right to, upon reasonable notice and at a reasonable time, have the Annual Final Report or Royalty payment in question audited by a firm of chartered or certified public accountants acceptable to the Royalty Holder and to Owner, acting reasonably (an "Audit").  The right of the Royalty Holder to have an Audit conducted may not be exercised more than once in any calendar year.

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 (b) Deficiency or Excess Payment.  If, by agreement of the Parties, by court decision or pursuant to an Audit, it is determined that there has been a deficiency or an excess in a Royalty payment made to the Royalty Holder, such deficiency or excess shall be resolved by adjusting the next Royalty payment due hereunder, provided that if any temporary or permanent cessation of production has occurred, any such payment shall be made by the Owner or the Royalty Holder, as applicable, no later than fifteen (15) days following the determination of such deficiency or excess in the Royalty payment.

 (c) Audit Costs.  If an Audit has been completed pursuant to Section 5(a), the Royalty Holder shall pay all costs of such audit unless a deficiency of 5% or more of the Royalty amount due is determined to exist in which event Owner shall pay the costs of such audit.

6. Operations; Technical Data; Reporting; Right of Access.  Owner shall at all times during the term of this Agreement:

 (a) conduct its work program in accordance with sound mining exploration industry standards, and all applicable Laws, rules, regulations and orders applicable to the Properties, and any permits, consents or authorizations obtained, granted or issued with respect to activities on or with respect to the Properties; and conduct all the geological work (including sampling, mapping, geochemistry, geophysics, drilling and other exploration, pre-feasibility and feasibility study work) in accordance with the standards required under the applicable legal and geotechnical reporting requirements applicable to Owner, whether that be NI 43-101, United States SEC Industry Guide 7 or the Australasian Code for Reporting of Exploration Result, Mineral Resources and Ore Reserves (or successor requirements);

 (b) maintain, or cause to be maintained with insurance companies believed by the Owner, acting reasonably, to be financially sound and reputable, during any period in which active work is carried out hereunder, property, liability, business interruption, construction and other insurance covering Owner and its assets and operations on the Properties and covering at least such risks, liabilities, damages and loss as are usually insured against at mineral projects or operations of similar size and scope in Sweden;

 (c) prepare and deliver to the Royalty Holder:

(i) an annual statement within sixty (60) days of the Owner's fiscal year-end,  setting forth in respect of the preceding fiscal year, the total amount of exploration expenditures incurred on the Properties, results of completed exploration activities and copies of all drill results and underlying geological, geochemical and geophysical reports;

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(ii) copies of all quarterly customary operational (including environmental, social and health and safety matters) and exploration reports (including drill results) prepared by the Owner for internal purposes, provided within sixty (60) days after the end of each fiscal quarter;

(iii) after Commencement of Commercial Production, an annual statement within sixty (60) days of the Owner's fiscal year-end, reporting the estimated mineral reserves as of the preceding fiscal year end, the amount of estimated mineral reserves depleted in that fiscal year as a result of production, and the amount of estimated mineral reserves added to, or reduced from, the mineral reserves as estimated as at the fiscal year end of the year preceding the most recently completed fiscal year; and

(iv) an annual budget and report forecasting mineral exploration, development and production during the next twelve months together with the current mine operating plan. The Royalty Holder acknowledges that the Owner does not make and will not make any representations or warranty as to the accuracy, reliability or completeness of any such information provided to the Royalty Holder pursuant to this Section 6(c)(iv), and the Royalty Holder shall rely on the same at its own risk.  The Parties agree that the Owner shall have no obligation to comply with or abide by any of the forecasts or schedules included in such information provided to the Royalty Holder and the Owner shall not have liability to the Royalty Holder or any third party with respect to any failure to do so;

 (d) permit the Royalty Holder and its representatives duly authorized in writing by the Royalty Holder, not more than four (4) times per fiscal year, at their own risk and expense, upon reasonable notice to the Owner, to: (i) gain access to the Properties including all drill materials,  drill core and drill chips produced by or on behalf of Owner from the Properties, (ii) gain access to all books and records and all data prepared by Owner relevant to the calculation and payment of the Royalty pursuant to this Agreement including all sampling, assay, weighing and production, mining, stockpile and milling records, and (iii)  sample and inspect all Products produced from the Properties, provided that in exercising such rights Royalty Holder will not unreasonably interfere with the activities of Owner;

 (e) Royalty Holder will indemnify and save harmless Owner and its directors, officers, employees and agents from and against all and any losses, damages, expenses, claims, suits, actions and demands of any kind or nature whatsoever in any way referable to or arising out of the entry, presence or activities of Royalty Holder or its representatives in connection with their access to the Properties and the records of Owner under Section 6(d), including, without limitation, bodily injuries or death or damage to property at any time resulting therefrom;

 (f) to the extent permitted under any contract with a smelter or refinery with respect to the Products, permit the Royalty Holder to be present or to be represented at any smelter, refinery or other processing facility at which the weighing, sampling and assaying of metals and the calculation of the Royalty will be determined;

 (g) keep the Properties free and clear of all Encumbrances other than Permitted Encumbrances and proceed with all reasonable diligence to contest or discharge any Encumbrance that is not a Permitted Encumbrance, unless the Person in whose favour the Encumbrance exists shall have first delivered to the Royalty Holder, a written acknowledgement, of: (i) the existence of the Royalty in accordance with the terms of this Agreement and subject to Section 2(d), (ii) the priority of the Royalty and the rights of the Royalty Holder over the Encumbrance and the rights of such Person thereunder; and (iii) if such Person enforces or realizes on a security interest in all or any part of the Property, not permit, seek to effect or consent to the direct or indirect Transfer of all or a portion of the Properties, other than in compliance with Section 13; and

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 (h) notwithstanding the foregoing, it is hereby agreed and acknowledged that (i) all decisions concerning methods, the extent, times, procedures and techniques of any exploration, construction, development and mining operations related to the Properties and decisions concerning the temporary or long term cessation of operations related to the Properties shall be made by Owner in its sole and absolute discretion; and (ii) there are no implied covenants or duties relating to or affecting any of its rights or obligations under this Agreement, and that the only covenants or duties which affect such rights and obligations shall be those expressly set forth and provided for in this Agreement.

7. Commingling.

 (a)  Subject to Section 7(b), Owner shall be entitled to commingle Products from the Properties with products from any other Properties owned or leased by Owner ("Other Minerals").

 (b) Before any Products are commingled with Other Minerals, the Products shall be measured and sampled in accordance with standard mining and metallurgical practices.  Representative samples of the Products shall be retained by Owner and assays and appropriate analyses of these samples shall be made before commingling to determine mineral values, recoverability factors, moisture and other appropriate content of the Products.  From this information, Owner shall determine the quantity of the Products subject to the Royalty notwithstanding that the Products have been commingled with Other Minerals.  Absent objection made by the Royalty Holder, Owner may dispose of the materials and data required to be produced and kept by this Section 7(b) after a period of 36 months from the date such materials and data are produced, except where an unresolved dispute exists in respect of which such information is relevant, the Owner shall keep such information until the latter of: (i) 36 months from the date such materials and data are produced; and (ii) the resolution of such dispute.

8. Stockpiling.  Owner shall be entitled to temporarily stockpile, store or place Products (including ores) produced from the Properties, in any locations owned, leased or otherwise controlled by Owner, or a processor, or shipper or vendor of Products, on or off the Properties, provided the same are appropriately identified and secured from loss, theft, tampering and contamination.

9. Tailings and Waste Products.  All tailings or other waste products resulting from the mining, milling, smelting or other processing of ores derived from the Properties from and after the date of this Agreement shall be the sole and exclusive property and responsibility of Owner, but shall be subject to the Royalty and the terms hereof, including the provisions in respect of commingling, if such tailings or other waste products are processed by or on behalf of the Owner in the future resulting in the sale of Products.

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10. Arm's Length Provision.  If smelting, refining, minting or further processing is carried out in facilities owned or controlled by Owner or an Affiliate of Owner, charges, costs and penalties for such operations, including transportation, shall mean actual charges costs and penalties incurred by Owner or its Affiliate, but in no event greater than the arm's-length costs of such smelting, refining, minting or further processing if performed by a non-Affiliate.

11. Hedging Transactions.  All profits, losses and expenses resulting from Owner engaging in Hedging Transactions are specifically excluded from calculations of Production Returns and Royalty payments pursuant hereto.  All Hedging Transactions shall be for Owner's sole account and shall not affect the calculation and payment to the Royalty Holder which shall be calculated and paid in accordance with the provisions hereof without regard for any Hedging Transactions.

12. Assignment by Royalty Holder.  Royalty Holder may convey or assign all or part of the Royalty payable, provided that such conveyance or assignment will not be effective against Owner until the assignee has delivered to Owner a written undertaking whereby such assignee agrees to be bound, to the extent of the interest assigned, by all of the terms and conditions of this Agreement.

13. Assignment by Owner.  Provided the Owner is not then in default under Section 2 hereof, Owner may transfer, sell, assign or otherwise dispose of all or any portion of its interest in the Properties to a third party (the "Assignee"), provided that: (a) the Assignee has delivered to Royalty Holder a written undertaking, agreeing to be bound, to the extent of the interest disposed of, by all of the terms and conditions of this Agreement including the Area of Interest provisions hereof; and (b) in the case of any transfer, sale, assignment or other disposition prior to completion and public announcement of a "feasibility study" by Owner (as such term is defined in NI 43-101), provided the Assignee has at least the same or greater financial and technical capabilities as the Owner in the sole discretion of the Royalty Holder, acting reasonably.  Any purported transfer, sale, assignment or other disposition that does not meet the criteria of this Section 13 (including for certainty, any purported transfer, sale, assignment or other disposition  made while the Owner is in default under Section 2 hereof) shall be null and void.  Upon any transfer, sale, assignment or other disposition in compliance with this Section 13, the Owner shall be released from all obligations under this Agreement other than any liabilities arising in respect of the period prior to such transfer, sale, assignment or other disposition.

14. Royalty Runs with the Land.  Owner and Royalty Holder intend and agree that the Royalty shall be an interest in real property that shall burden and run with the Properties and shall constitute a property interest of Royalty Holder that shall survive any bankruptcy or insolvency of Owner.  Owner will (and will cause any Affiliate to), upon request, sign and deliver to Royalty Holder, and Royalty Holder may register or otherwise record against titles to the Licenses and the Properties, the form of notice or other document or documents as Royalty Holder may reasonably request, to give notice of the existence of the Royalty to third parties, to secure payment of the Royalty and to protect Royalty Holder's right to receive the Royalty as contemplated herein.

15. Rule Against Perpetuities.  In the event a court of competent jurisdiction determines that any provision of this Agreement violates the statutory or common law rule against perpetuities, then such provision shall automatically be revised and reformed as necessary to comply with the rule against perpetuities and this Agreement shall not be terminated solely as a result of a violation of the rule against perpetuities.

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16. Enurement.  This Agreement binds and enures to the benefit of Owner and Royalty Holder and their respective successors and assigns.

17. Further Assurances. Each Party shall promptly do, execute, deliver or cause to be done, executed or delivered all further acts, documents and matters in connection with this Royalty Agreement that any other Party may reasonably require, for the purposes of giving effect to this Royalty Agreement and which shall be deemed to include all instruments as is necessary to give effect to the registration contemplated by Section 2(e).

18. After-Acquired Property.

 (a) If at any time after the Effective Date, Owner or an Affiliate of Owner acquires directly or indirectly or pursuant to any third party agreement, any After-Acquired Property, Owner will promptly give notice to Royalty Holder and such After-Acquired Property shall form a part of the Properties for all purposes of this Agreement, and Owner shall execute and deliver such instruments as Royalty Holder may request from time to time to reflect Royalty Holder's royalty interest in respect of such After-Acquired Property (including amendments to this Agreement or additional confirmatory deeds of such After-Acquired Property in the form of this Agreement).

 (b) If at any time after the Effective Date, Royalty Holder or an Affiliate of Royalty Holder ("Acquiring Party") acquires directly or indirectly or pursuant to any third party agreement, any After-Acquired Property, then the Acquiring Party shall promptly disclose the acquisition to Owner by notice in writing setting out the nature of such After-Acquired Property together with all information known by Acquiring Party about such After-Acquired Property, the Acquiring Party's acquisition costs and all other details relating to such After-Acquired Property ("AAP Notice").

 (c) At any time within sixty (60) days after Owner has been given the AAP Notice in accordance with Section 18(b), Owner may by notice in writing to the Acquiring Party elect to make the After-Acquired Property part of the Properties and subject to this Agreement.  Unless the Acquiring Party and Owner otherwise expressly agree, if Owner elects to make the After-Acquired Property part of the Properties pursuant to this Section 18(c), then the Acquiring Party shall promptly thereafter do all things (including executing and if necessary delivering all documents) necessary or desirable to transfer or facilitate transfer of title to the After-Acquired Property to Owner. In exchange for the transfer of title to the After-Acquired Property to Owner, Owner shall grant the Royalty to the Royalty Holder in respect of such After-Acquired Property and Owner shall execute and deliver such instruments as Royalty Holder may request from time to time to reflect Royalty Holder's royalty interest in respect of such After-Acquired Property (including amendments to this Agreement or additional confirmatory deeds of such After-Acquired Property in the form of this Agreement).

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 (d) If Owner elects to make the After-Acquired Property part of the Properties and to be subject to this Agreement pursuant to Section 18(c), then the After-Acquired Property shall form a part of the Properties for all purposes of this Agreement.

 (e) If Owner does not give notice in writing to the Acquiring Party electing to make the After-Acquired Property part of the Properties and to be subject to this Agreement within the sixty (60) day period referred to in Section 18(c), then Owner shall not have any interest in the After-Acquired Property and the After-Acquired Property shall not be a part of the Properties or otherwise be subject to this Agreement.

19. Governmental Forms.  Separate governmental form assignments of the Royalty may be executed on officially approved forms by Owner to Royalty Holder, in sufficient counterparts to satisfy applicable statutory and regulatory requirements.  Those assignments shall be deemed to contain all of the terms hereof.  The interests conveyed by such separate assignments are the same, and not in addition to, the interests conveyed herein.

20. Counterparts and Electronic Transmission.  This Agreement may be executed in several counterparts and by electronic transmission, and each such counterpart shall be deemed to be an original and all of such counterparts together shall constitute one and the same instrument.

21. Indemnity from Owner.  In no event shall Royalty Holder, as owner of the Royalty, be liable in any way for any costs or liabilities incurred by Owner attributable to the Properties.  Subject to section 6(e) of this agreement, Owner hereby covenants and agrees to indemnify, protect, defend and hold Royalty Holder, its affiliates, and directors, officers, agents, and attorneys (each, an "Indemnified Person"), harmless from and against any and all damages or claims asserted against royalty holder for damages for any injury to persons or property, environmental spill, release or contamination, or violation of law, rule or regulation, occasioned by, arising out of, or resulting from operations on the properties, or in connection therewith, by Owner, its agents, servants, employees and independent contractors except for any loss which is caused by or attributable to Royalty Holder's willful misconduct or gross negligence. Within thirty (30) days after its receipt of the notice of the claim or demand, Owner shall have the right but not the obligation to assume control of (subject to the right of the Indemnified Person to participate at the Indemnified Person's expense and with counsel of the Indemnified Person's choice), the defense, compromise, or settlement of the matter, including at Owner's expense, the employment of counsel of the Indemnified Person's choice.

22. Severability.  Except as otherwise expressly stated herein, any term or provision of this Agreement which is invalid or unenforceable by arbitrators in accordance with Section 26, or a court or regulatory agency of competent jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining rights of the Person intended to be benefited by such provision or any other provisions of this Agreement.

23. Currency.  Payments under this Agreement shall be in Canadian Dollars.

24. Modification.  This Agreement shall not be supplemented, amended, modified, restated or replaced except in writing signed by authorized signatories of each of the Parties.

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25. Governing Law.  The validity, performance, and enforcement of this Agreement, unless expressly provided to the contrary, shall be governed by the laws of Province of British Columbia, Canada and the laws of Canada applicable in that province without giving effect to the principles of conflicts of law of such province.

26. Dispute Resolution.

(a) Any dispute, controversy or claim arising out of or relating to this Agreement, or the breach, termination or invalidity of it, or any deadlock or inability of the Parties to agree on a course of action to be taken hereunder, shall be referred to and finally resolved by arbitration under the rules of the British Columbia International Commercial Arbitration Centre in effect on the date hereof.

(b) The arbitration shall be subject to the following:

 (i) the appointing authority will be the British Columbia International Commercial Arbitration Centre;

 (ii) the case will be administered by the British Columbia International Commercial Arbitration Centre in accordance with its "Procedures for Cases under the BCICAC Rules";

 (iii) the place of arbitration will be Vancouver, British Columbia;

 (iv) the number of arbitrators will be one; and

 (v) the language used in the arbitral proceeding will be English.

(c) The arbitrator's fees will be paid by both Parties in equal parts during the course of the arbitration but upon final decision of the dispute, the Party not substantially prevailing will pay all costs and reimburse all arbitration costs, including the amounts paid by the substantially prevailing Party, subject to the contrary decision of the arbitrator.

27. Public Disclosure.  If the Royalty Holder, or its successors or assigns, at any time is required to make, by securities legislation or applicable securities exchange requirements, public disclosure of information pertaining to the Royalty or the Properties and the exploration, development and production activities thereon, Owner shall provide, at the expense of the Royalty Holder, to the Royalty Holder in a timely fashion all such assistance and cooperation as the Royalty Holder may reasonably request to meet the requirements of NI 43-101, United States SEC Industry Guide 7 or similar reporting standards in other jurisdictions, or the requirements imposed by any applicable stock exchange, including without limitation provision of technical reports previously prepared by or for Owner, if available, by qualified persons addressed to the Royalty Holder, certificates and consents and access to data, documents and the Properties.

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28. Confidentiality.

(a) Except as provided in Section 27 and Section 28(b), all information and data provided to the Royalty Holder under the terms of this Agreement (the "Confidential Information") shall not be disclosed by the Royalty Holder to any third party or the public without the prior written consent of the Owner, which consent shall not be unreasonably withheld.

(b) The consent required by Section 28(a) shall not apply to disclosure of Confidential Information:

(i) by the Royalty Holder to a potential successor of all or any significant portion of its interests under this Agreement, or to a potential successor by consolidation or merger, or to a proposed joint venture or partnership in which the Royalty Holder may become a participating partner or venturer, provided that such third party has first been advised of the confidential nature of the Confidential Information and has agreed to be bound by confidentiality obligations at least as onerous as the obligations under this Section 28.

(ii) to a prospective lender to which any portion of Royalty Holder's interest hereunder is proposed to be granted as security, provided that such third party has first been advised of the confidential nature of the Confidential Information and has agreed to be bound by confidentiality obligations at least as onerous as the obligations under this Section 28;

(iii) to an Affiliate or representative that has a bona fide need to be informed of Confidential Information, provided that such third party has first been advised of the confidential nature of the Confidential Information and has agreed to be bound by confidentiality obligations at least as onerous as the obligations under this Section 28;

(iv) to a Governmental Authority or to the public which the Royalty Holder believes in good faith is required by applicable Law or the rules of any stock exchange; or

(v) made in connection with litigation or arbitration involving a Party where such disclosure is required by the applicable tribunal or is, on the advice of counsel for such Party, necessary for the prosecution of the case, but subject to prior notification to the other Party to enable such Party to seek appropriate protective orders.

29. Abandonment of License.

(a) Owner shall not relinquish or abandon all or any of the Properties without complying with the provisions of this Section 29.  If Owner desires to relinquish or abandon all or any of the Properties, Owner shall deliver a written notice (the "Relinquishment Notice") to Royalty Holder of its intention to relinquish or abandon such Properties.  Within thirty (30) days after delivery of the Relinquishment Notice, Royalty Owner shall either consent to such relinquishment or abandonment or make an election as set forth in Section 29(b).

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(b) If Owner delivers a Relinquishment Notice to Royalty Holder as set forth in Section 29(a), Royalty Holder shall have the right to demand that Owner transfer the Licenses, free of Encumbrances other than Permitted Encumbrances and for no further consideration to the Royalty Holder (a "Transfer" for the purposes of this Section 29).  If Owner delivers a Relinquishment Notice to Royalty Holder as set forth in Section 29(a) with respect to less than all of the Properties, Royalty Holder shall only have the right to demand that Owner cause the Transfer to occur with respect to the Properties proposed to be relinquished or abandoned pursuant to the Relinquishment Notice and the Owner shall have no further obligations in respect of relinquished Properties.

(c) Within 10 days after receipt by Owner of the demand for Transfer described in Section 29(b), Owner shall:

(i) have made all payments, performed all work and paid all exploration expenditures with respect to the Properties sufficient to keep the same in good standing, force and effect through the date of Transfer and for a period of six (6) months thereafter (the "Tail Period"); provided, however, that any payments, work and exploration expenditures to be made with respect to the Tail Period shall be in proportion that the Tail Period bears to the then-current annual work expenditure period required by the Properties and Law;

(ii) leave the Properties: (A) free and clear of all Encumbrances, other than Permitted Encumbrances; (B) in a safe and orderly condition; and (C) in compliance with all reclamation obligations arising as a result of work on the Properties.

(d) If Royalty Holder requests a Transfer of the Licenses pursuant to Section 29(b) then, in addition to complying with Section 29(c), Owner shall execute and deliver all instruments, and take all actions, necessary or reasonably requested by Royalty Holder to transfer the applicable Properties to Royalty Holder or its designee(s).

30. Notices.  All notices, requests, demands, applications, services of process, and other communications which are required to be or may be given under this Agreement shall be in writing, and shall be: (a) given by personal delivery to the applicable Party; (b) transmitted by e-mail or similar means of recorded electronic communication; or (c) sent by registered mail, charges prepaid, at the following addresses:

 To Owner or Owner Guarantor:

District Metals Corp.
918 - 1030 West Georgia Street

Vancouver, British Columbia, V6E 2Y3

Attention: Garrett Ainsworth, President and CEO

Email: gainsworth@districtmetals.com

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with a copy (which does not constitute notice) to:

Borden Ladner Gervais LLP

1200 Waterfront Centre

200 Burrard St.

Vancouver, BC, Canada V7X 1T2

Attention:  Michael T. Waters

Email: mwaters@blg.com

To Royalty Holder:

Viad Royalties AB
c/o Nordfors Consulting AB
S:t Eriksgatan 117, plan 4
113 43 Stockholm
Sweden
Attention: Eric Jensen, General Manager, Exploration
Email:  ejensen@emxroyalty.com

with a copy to:

EMX Royalty Corporation

501-543 Granville Street

Vancouver, British Columbia V6C 1X8

Attention: President and CEO

Email: corporate@emxroyalty.com

All notices shall be effective and shall be deemed delivered: (i) if by personal delivery on the date of delivery if delivered during normal business hours, and, if not delivered during normal business hours, on the next Business Day following delivery; (ii) if by e-mail or similar means of recorded electronic communication on the next Business Day following receipt of the e-mail or similar means of recorded electronic communication; and (iii) if solely by registered mail on the next Business Day after actual receipt.  A Party may change its address by notice to the other Party.

31. Time of Essence.  Time shall be of the essence in this Agreement.

32. Relationship of the Parties.  Nothing in this Agreement shall be construed to create, expressly or by implication, a joint venture, mining partnership, commercial partnership, or other partnership of any kind or as imposing upon any Party any partnership duty, obligation or liability or any fiduciary duty, obligation or liability to any other Party hereto.

33. Owner Guarantor.  Owner Guarantor does hereby covenant and agree that it shall cause Owner to comply with all of its obligations under this Agreement.  In such regard, Owner Guarantor unconditionally and irrevocably guarantees and agrees to be jointly and severally liable with the Owner for, the due and timely performance of all obligations, covenants and indemnities of the Owner arising under this Agreement, upon the terms and subject to the conditions of this Agreement.  The liability of Owner Guarantor under this section will be for the full amount of the obligations without apportionment, limitation or restriction of any kind, will be continuing, absolute and unconditional and will not be affected by any applicable law, or any other act, delay, abstention or omission to act of any kind by the Royalty Holder or any other person, that might constitute a legal or equitable defence to or a discharge, limitation or reduction of Owner Guarantor's obligations under this section. The liability of Owner Guarantor under this section will not be released, discharged, limited or in any way affected by anything done, suffered, permitted or omitted to be done by the Royalty Holder or the Owner in connection with any duties, obligations or liabilities of the Owner or Owner Guarantor or to the Royalty Holder. The Royalty Holder will not be bound or obligated to exhaust its recourse against the Owner or other persons or take any other action before being entitled to demand payment from Owner Guarantor under this section.

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34. Construction.  A provision of this Agreement shall not be construed to the disadvantage of a Party merely because that Party was responsible for the preparation of this Agreement or the inclusion of the provision in this Agreement.

35. Interpretation. As used herein, except as otherwise indicated herein or as the context may otherwise require:

 (a) the words "include", "includes", and "including" are deemed to be followed by "without limitation" whether or not they are in fact followed by such words or words of like import;

 (b) the words "hereof", "herein", "hereunder", and comparable terms refer to the entirety of this Agreement, including the Exhibits hereto, and not to any particular article, section, or other subdivision hereof or Exhibit hereto;

 (c) any pronoun shall include the corresponding masculine, feminine, and neuter forms;

 (d) the singular includes the plural and vice versa;

 (e) references to any agreement or other document are to such agreement or document as amended, modified, supplemented, and restated now or hereafter from time to time;

 (f) references to any statute or regulation are to it as amended, modified, supplemented, and restated now or hereafter from time to time, and to any corresponding provisions of successor statutes or regulations;

 (g) except as otherwise expressly provided in this Agreement, references to "Article", "Section", "preamble", "recital" or another subdivision or to an "Exhibit" are to an article, section, preamble, recital or subdivision hereof or an "Exhibit" hereto;

 (h) references to any Party, person or entity include the successors and permitted assigns of such Party, person or entity;

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 (i) any reference herein to a "day" or number of "days" (without the explicit qualification of "business") shall be deemed to refer to a calendar day or number of calendar days;

 (j) if any action or notice is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action or notice may be taken or given on the next succeeding Business Day;

 (k) any financial or accounting terms that are not otherwise defined herein shall have the meanings given thereto under generally accepted accounting principles; and

(l) the word "or" includes "and/or".

36. Entire Agreement.  This Agreement and the asset purchase agreement between the Owner Guarantor and the Royalty Holder dated July 20, 2021 (the "Asset Purchase Agreement") constitute the entire agreement between the Parties pertaining to the subject matter of this Agreement and supersede all prior correspondence, agreements, negotiations, discussions and understandings, written or oral. Except as specifically set out in this Agreement and the Asset Purchase Agreement, there are no representations, warranties, conditions or other agreements or acknowledgements, whether direct or collateral, express or implied, written or oral, statutory or otherwise, that form part of or affect this Agreement or which induced any Party to enter into this Royalty Agreement.

37. No Implied Covenants. The Parties agree that no implied covenants or duties relating to exploration, development, mining or the payment of production royalties or any other monies provided for herein shall affect any of their respective rights or obligations hereunder, and that the only covenants or duties which affect such rights and obligations shall be those expressly set forth and provided for in this Agreement.

38. Waivers.  No action taken pursuant to this Agreement, including any investigation by or on behalf of any Party, shall be deemed to constitute a waiver by the Party taking the action of compliance with any representation, warranty, covenant or agreement herein.  The waiver by any Party of any condition or of a breach of another provision of this Agreement shall not operate or be construed as a waiver of any other condition or subsequent breach.  The waiver by any Party of any of the conditions precedent to its obligations under this Agreement shall not preclude it from seeking redress for breach of this Agreement other than with respect to the condition so waived.

40. Authorization.  Each person signing this Royalty Agreement as an authorized officer of a Party hereby represents and warrants that he or she is duly authorized to sign this Royalty Agreement for that Party and that this Royalty Agreement will, upon having been so executed, be binding on that Party in accordance with its terms.

[Signatures on next page]

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

DISTRICT METALS CORP.		VIAD ROYALTIES AB

By:		By:
Name:	Garrett Ainsworth	Name:
Title:	President, CEO and Director	Title:

By:
Name:
Title:

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EXHIBIT A

SVÄRDSJÖ PROJECT

A-1